SHARE PURCHASE AGREEMENT

AMONG

9249-2180 QUEBEC INC.

- and -

STEPWORTH HOLDINGS INC.

Dated August 3, 2011

- i -

4.10	Consents	18
4.11	Subsidiaries	18
4.12	Authorized and Issued Stock	19
4.13	Rights to Purchase Purchased Shares	19
4.14	Corporate Records	19
4.15	Effect of Agreement	20
4.16	Compliance with Law	20
4.17	Real Property and Leasehold Interests	20
4.18	Licenses	21
4.19	Financial Statements	22
4.20	Title to Assets	22
4.21	Legal Proceedings	23
4.22	Tax Returns	23
4.23	Tax	25
4.24	Insurance	26
4.25	Contracts	27
4.26	Employment Matters	28
4.27	Benefit Plans	29
4.28	Unions and Labour Practices	30
4.29	Employee Indebtedness	31
4.30	Intellectual Property	31
4.31	Non-Arm’s Length Relationship	33
4.32	Accounts and Records	34
4.33	Accounts Receivable	34
4.34	Inventories	34
4.35	Personal Property	34
4.36	Warranties and Product Liability	35
4.37	Return of Merchandise	35
4.38	Purchase Orders and Customer Documents	36
4.39	No Power of Attorney	36
4.40	No Broker’s Fee	36
4.41	Commission Arrangements	36
4.42	Suppliers and Customers	36
4.43	Absence of Certain Changes or Events	37
4.44	Regulatory Matters	40
4.45	Environmental Representation	40
4.46	Capitalization and Pre-Closing Rollover	41
4.47	Promotional Spending	41
4.48	No Other Representations and Warranties	41
4.49	Schedules	41

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1	Incorporation and Capacity	41
5.2	Authorization	42
5.3	Effect of Agreement	42

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5.4	Competition Act	42
5.5	Independent Investigation	42
5.6	Investment Canada	43

ARTICLE 6
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.1	Continuing Representations and Warranties	43
6.2	Survival of Covenants and Agreements	44

ARTICLE 7
INDEMNIFICATION

7.1	Indemnification by the Vendor	44
7.2	Limitation of Indemnification Obligations	44
7.3	Losses Defined	45
7.4	Third Party Claim	46
7.5	Payment of Losses	47
7.6	Vendor’s Right to Settle	47
7.7	Purchase Price Adjustment	48
7.8	Purchaser’s Indemnity	48

ARTICLE 8
TAX MATTERS

8.1	Purchaser’s Pre-Acquisition Reorganization	48
8.2	Responsibility for Filing Tax Returns and Payment of Taxes	48
8.3	Tax Dispute Resolution	50
8.4	Cooperation on Tax Matters	51
8.5	Transfer Taxes	51
8.6	Holdings in Smart Balance, Inc. and Purchaser	51

ARTICLE 9
MISCELLANEOUS

9.1	Certain Post-Closing Arrangements	52
9.2	Deliveries at Closing	52
9.3	Non-Competition Agreements	53
9.4	Discharges	53
9.5	LTIPs Payments Amounts	53
9.6	Ian’s Services Payments Amount	54
9.7	Extensions and Waivers	54
9.8	Interest on Amounts Due	54
9.9	Notices	55
9.10	Expenses	55
9.11	Language	56
9.12	Counterparts	56
9.13	Publicity	56
9.14	Release	56

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SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated the third (3rd) day of August, 2011.

BY AND BETWEEN:	9249-2180 QUEBEC INC., a corporation established pursuant to the laws of the Province of Quebec, herein acting and represented by Steven Hughes, its duly authorized representative,

(herein referred to as the “Purchaser”)

AND:	STEPWORTH HOLDINGS INC., a corporation established pursuant to the laws of Canada, herein acting and represented by Gideon Pollack, its duly authorized representative,

(herein referred to as the “Vendor”)

WHEREAS the Vendor is the registered and beneficial owner of all of the issued and outstanding capital stock of Importations DE-RO-MA (1983) Ltée (hereinafter referred to as the “Corporation”);

WHEREAS the Corporation is the registered and beneficial owners of all of the issued and outstanding capital stock of Glutino USA, Inc. (hereinafter referred to as “Glutino USA”);

WHEREAS the Vendor wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Vendor, one-hundred percent (100%) of each class of the issued and outstanding capital stock of the Corporation on the terms and conditions hereinafter set forth.

NOW THEREFORE, THIS AGREEMENT WITNESSETH:

ARTICLE 1
DEFINITIONS

1.1	Definitions

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Action” means any action, claim, arbitration, litigation, suit or proceeding (whether civil, criminal or administrative);

“Affiliate” shall have the meaning ascribed to it in the Business Corporations Act, R.S.Q., C. s-31.1.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of U.S. state or local or non-U.S. Law;

“Agreements” means this Agreement (together with the Schedules hereto), the Non-Competition Agreement, the Escrow Agreement and the other documents being executed and delivered in connection with this Agreement and the transactions contemplated hereby;

“Base Amount” has the meaning ascribed thereto in Section 3.1(a);

“Basket” has the meaning ascribed thereto in Section 7.2(a)(i);

“Benefit Plan” has the meaning ascribed thereto in Section 4.27(a);

“Boisbriand Lease” has the meaning ascribed thereto in Section 9.2(a)(viii);

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in either New York, New York or Montréal, Québec are authorized or obligated by applicable Law to close;

“Canadian and U.S. Leases” has the meaning ascribed thereto in Section 4.17(a);

“Capital Expenditures” has the meaning ascribed thereto in Section 4.19(c);

“Capitalization” has the meaning ascribed thereto in Section 4.46;

“Cash on Closing” means the aggregate of the Corporation’s and Glutino USA’s cash on hand, cash equivalents, paper currency, bank balances, negotiable money orders and checks set forth on Schedule 1.1;

“Change of Control Payments” has the meaning ascribed thereto in Section 4.27(e);

“Claims” has the meaning ascribed thereto in Section 9.14;

“Closing” has the meaning ascribed thereto in Section 2.2;

“Closing Date” means the date hereof;

“Closing Statements” has the meaning ascribed thereto in Section 3.2(b);

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Contracts” means any written or oral contracts, agreements, arrangements, commitments, obligation or undertaking (whether express or implied) that is legally binding, or any outstanding offers made to or from a person that if accepted would be binding on such person;

“Corporation Contracts” has the meaning ascribed thereto in Section 4.25(a);

“Corporation Product” has the meaning ascribed thereto in Section 4.44(a);

“Delivery Date” has the meaning ascribed thereto in Section 3.2(c);

“Domain Name” has the meaning ascribed thereto in Section 4.30(k);

“Employee” means each current (including those on layoff, disability or leave of absence, whether paid or unpaid) employee, officer, consultant or independent contractor providing individual services of the Corporation or Glutino USA and each current (including those on layoff, disability or leave of absence, whether paid or unpaid) employee or officer of the Vendor or any of Vendor’s Affiliates who provides services to the Corporation or Glutino USA in his or her capacity as an employee of the Vendor or such Vendor’s Affiliate pursuant to the Ian’s Services Agreement;

“Employee Agreement” means each management, employment, severance, non-compete, confidentiality, or similar agreement or Contract between the Corporation or Glutino USA and any Employee pursuant to which the Corporation or Glutino USA has or may have any Liability to such Employee;

“Environmental Laws” means any Law governing matters arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials;

“Environmental Permits” has the meaning ascribed thereto in Section 4.45(a);

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” within the meaning of Sections 414(b), (c), or (m) of the Code, or required to be aggregated with the Corporation and Glutino USA under Section 414(o) of the Code, or is under “common control” with the Corporation and Glutino USA, within the meaning of Section 4001(a)(14) of ERISA;

“Escrow Agent” means Computershare Trust Company of Canada;

“Escrow Account” has the meaning set forth in Section 3.4;

“Escrow Agreement” has the meaning set forth in Section 3.4;

“Escrow Amount” has the meaning set forth in Section 3.4;

“Estimated Net Cash Amount” has the meaning set forth in Section 3.2(a);

“Estimated Net Cash Statement” has the meaning set forth in Section 3.2(a);

“Estimated Purchase Price” has the meaning ascribed thereto in Section 3.1(a);

“Estimated Working Capital Amount” has the meaning ascribed thereto in Section 3.2(a);

“Estimated Working Capital Statement” has the meaning ascribed thereto in Section 3.2(a);

“Excluded Contract” has the meaning ascribed thereto in Section 4.25(a);

“FDA” has the meaning ascribed thereto in Section 4.44(b);

“FDCA” has the meaning ascribed thereto in Section 4.44(a);

“Final Net Cash Amount” has the meaning set forth in Section 3.2(e);

“Final Net Working Capital Amount” has the meaning ascribed thereto in Section 3.2(e);

“Financial Statements” has the meaning ascribed thereto in Section 4.19(a);

“GAAP” means generally accepted accounting principles as defined by the Accounting Standards Board of the Canadian Institute of Chartered Accountants in the Handbook of the Canadian Institute of Chartered Accountants, as may be amended from time to time;

“Governmental Authority” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, statutory body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or Taxing Authority under or for the account of any of the foregoing;

“Hazardous Materials” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, and radon and other radioactive elements that are regulated by any Environmental Laws;

“Ian’s Co-Packing Contract” has the meaning ascribed thereto in Section 9.2(a)(vii);

“Ian’s Services Payments Amount” has the meaning ascribed thereto in Section 9.6;

“Ian’s Services Agreement” means that certain agreement pursuant to which Ian’s Natural Foods, LLC renders various administrative, management, sales and other services to the Corporation;

“Indebtedness” means any Liability of the Corporation or Glutino USA (a) for term debt, lines of credit or any other borrowed money, (b) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (c) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (d) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, (e) under any derivative, hedging or similar agreements (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements or any other agreements or arrangements designed to protect the Corporation or Glutino USA against fluctuations in interest rate, currency exchange rates or commodity prices), (f) for any interest related to the foregoing, and (g) as obligor, guarantor, surety or otherwise of any of the foregoing.

“Intellectual Property” means all patents and patent rights, trademarks (including service marks, certification marks, and other source identifying marks) and trademark rights, trade names and trade name rights, inventions, processes, formulae, copyrights and copyright rights, trade dress, business names, logos, slogans, domain names, trade secrets, processes, inventions, designs, specifications, data, technology, methodologies, computer programs, confidential and proprietary information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks and copyrights, including all unregistered Intellectual Property rights pertaining to the business of the Corporation or Glutino USA, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored;

“Inventory” has the meaning ascribed thereto in Section 4.34(a);

“IRS” means the U.S. Internal Revenue Service;

“ITA” means the Income Tax Act (Canada) and the regulations thereunder, as amended;

“Key IP” has the meaning ascribed thereto in Section 4.30(a);

“Key Shareholder” means any of the Vendor, Esarbee Investments Canada Ltd., 4170008 Canada Inc., Charles Rosner Bronfman Family Trust, Stephen Rosner Bronfman Substitute Trust, Stephen Rosner Bronfman, his spouse, a child of his or any corporation, trust or partnership controlled by any of the foregoing.

“Laws” means all statutes, regulations, statutory rules, ordinances, binding guidance documents, common law, orders, decrees, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority and the term “applicable” with respect to such Laws and in the context that refers to one or more persons, means that such Laws apply to such person or persons or its or their business, undertaking, assets, property or securities (whether equity or debt) and emanate from any Governmental Authority having jurisdiction over the person or persons or its or their business, undertaking, assets, property or securities (whether equity or debt);

“Leases” means all leases, subleases, licenses, or rights to occupy or use Real Property, including, in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder;

“Leasehold Premises” has the meaning ascribed thereto in Section 4.17(a);

“Liability” means any liability, debt, obligation, penalty, fine, claim or other loss, cost or expense of any kind or nature whatsoever (and for the purposes of Sections 4.22 and 4.23, shall include Taxes), whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted;

“Licenses” has the meaning ascribed thereto in Section 4.18;

“Lien” means any encumbrance, mortgage, lien, privilege, hypothec, prior claim, security interest, claim, charge and easement, restrictive covenant, conditional sale agreement, restriction on transfer, right of first refusal or offer, due and unpaid Taxes and other encumbrances on title of any sort whatsoever, or any agreement to give any of the foregoing;

“Losses” means, in respect of any matter, all losses, damages, Liabilities, penalties and expenses (including reasonable legal fees and out-of-pocket disbursements) arising as a result of such matter;

“LTIPs Payments Amounts” has the meaning ascribed thereto in Section 9.5;

“Material Loss” has the meaning ascribed thereto in Section 7.2(a)(i);

“Most Recent Balance Sheet” means the unaudited consolidated balance sheet as of June 30, 2011;

“Net Cash” means, on a combined basis, (a) Cash on Closing, minus (b) the aggregate amount of the Indebtedness of the Corporation and Glutino USA (excluding inter-company loans between the Corporation and Glutino USA);

“Non-Competition Agreement” means that certain non-competition agreement entered into by Esarbee Investments Canada Limited, the Vendor, the Corporation, the Purchaser and Smart Balance, Inc. at Closing;

“Objection Notice” has the meaning ascribed thereto in Section 3.2(c);

“Objection Period” has the meaning ascribed thereto in Section 3.2(c);

“Permitted Liens” means (i) Liens for property Taxes not yet due and payable; (ii) workmen’s, repairmen’s, warehousemen’s, landlord’s and carriers’ liens arising in the ordinary course of business consistent with past practice or the current expansion of the Leasehold Premises, which are not yet due and payable; (iii) title defects or irregularities, unregistered easements or rights of way, and other unregistered restrictions or other encumbrances affecting the use of the Leasehold Premises if such title defects, irregularities, easements, rights of way or restrictions do not, in the aggregate, materially or adversely affect the operation of the business or the continued use, operation and occupancy of the assets to which they relate after the Closing Date on substantially the same basis as the business is currently being operated and such assets are currently being used, operated and/or occupied; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority or publicly registered or recorded agreements with municipalities or public utilities (provided, however, that such regulations or agreements have not been violated) if such regulations or agreements do not, in the aggregate, materially or adversely affect the operation of the business or the continued use, operation and occupancy of the assets to which they relate; and/or (v) Liens for amounts due and payable that are being contested in good faith in the ordinary course of business for which adequate reserves have been made and reflected on the Estimated Working Capital Statement.

“Pooled Fund” has the meaning ascribed thereto in Section 8.6;

“Post-Closing Negotiation Period” has the meaning ascribed thereto in Section 3.2(c);

“Pre-Closing Rollover” means the transfer of all of the Purchased Shares from Esarbee Investments Canada Ltd. to the Vendor immediately prior to the Closing;

“Product Recipes” has the meaning ascribed thereto in Section 4.30(l);

“Product Trade Secrets” has the meaning ascribed thereto in Section 4.30(m);

“Purchaser Indemnified Parties” has the meaning ascribed thereto in Section 7.1;

“Purchase Price” has the meaning ascribed thereto in Section 3.1(a);

“Purchased Shares” means, collectively, 9,336,484 class A common shares and 6,332,450 class A preferred shares of the Corporation;

“Purchasers’ Auditors” means Ehrhardt Keefe Steiner & Hottman PC;

“Purchaser’s Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 8.1;

“Purchaser’s Pre-Acquisition Reorganization Expenses” means all legal and out-of-pocket costs, expenses and fees incurred by the Vendor, the Corporation and/or Glutino USA to implement the Purchaser’s Pre-Acquisition Reorganization;

“Real Property” has the meaning ascribed thereto in Section 4.17(a);

“Real Property Laws” has the meaning ascribed thereto in Section 4.17(b);

“Released Parties” has the meaning ascribed thereto in Section 9.14;

“Releasing Parties” has the meaning ascribed thereto in Section 9.14;

“Shares” means the capital stock of the Corporation;

“Subsidiary” shall have the meaning ascribed to it in the Business Corporations Act, R.S.Q., C. s-31.1.;

“Target Net Working Capital Amount” means Nine Million Dollars ($9,000,000);

“Tax” and “Taxes” mean, with respect to any person, all federal, state, local, foreign, provincial, territorial or municipal or other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind, including all income, gains, franchise, sales, use, ad valorem, goods and services, harmonized sales, transfer, land transfer, license, recording, withholding, capital, employment (including federal, provincial and state income tax withholding, backup withholding, Canada pension plan, Quebec pension plan, employment insurance, employer health tax, workers compensation premiums or other payroll taxes, contributions, deductions, withholdings, premiums and remittances, including in respect of employment outside of Canada and the United States), environmental, excise, severance, stamp, occupation, premium, prohibited transaction, property, value-added, net worth, or any other taxes and any interest, penalties, fines and additions imposed with respect to such amounts;

“Tax Amount” has the meaning ascribed thereto in Section 8.3(a);

“Tax Benefit” has the meaning ascribed thereto in Section 7.3(c);

“Tax Claim” has the meaning ascribed thereto in Section 6.1;

“Tax Dispute Notice” has the meaning ascribed thereto in Section 8.3(a);

“Tax Dispute Objection Notice” has the meaning ascribed thereto in Section 8.3(c);

“Tax Reassessment” has the meaning ascribed thereto in Section 7.4;

“Tax Representations” has the meaning ascribed thereto in Section 6.1;

“Tax Return” means all federal, state, local, provincial, territorial, municipal and foreign returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents, and any amendments thereof (including, without limitation, any related or supporting information or schedule attached thereto) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, reassessment or collection of any Tax or Taxes;

“Taxing Authority” means any Governmental Authority relating to Taxes;

“Third Party Claim” has the meaning ascribed thereto in Section 7.4;

“Transaction Expenses” means all costs, expenses and fees (including, without limitation, counsel, financial advisors, consultants and accounting fees and expenses)  incurred by the Vendor, the Corporation and/or Glutino USA  or any of their Affiliates in connection with this Agreement and the transactions contemplated hereby, all Change of Control Payments, any other amounts payable by or obligations of the Corporation or Glutino USA as a result of the consummation of the transactions contemplated hereby or the Pre-Closing Rollover (except to the extent reflected in the Working Capital Statement or the Closing Statements).  Notwithstanding the foregoing, “Transaction Expenses” shall not include “Purchaser’s Pre-Acquisition Reorganization Expenses”;

“Transfer Taxes” has the meaning ascribed thereto in Section 8.5;

“Treasury Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the U.S. Department of Treasury with respect to the Code or other federal tax statutes;

“Vendor’s Auditors” means KPMG;

“Working Capital” means, on a combined basis, (a) the aggregate amount of the current assets of the Corporation and Glutino USA (excluding Cash on Closing and with the inventory amount to reflect a 1.5% reserve) (including the Corporation’s receivable from Glutino USA), minus (b) the aggregate amount of the current liabilities of the Corporation and Glutino USA (excluding Indebtedness and Transaction Expenses) but including the LTIPs Payments Amounts, an accrual for retention bonuses for fiscal year 2012 calculated in a manner consistent with past practices and the payable from Glutino USA to the Corporation;

“Working Capital Amount” has the meaning ascribed thereto in Section 3.2(b); and

“Working Capital Statement” has the meaning set out in Section 3.2(b).

1.2	Knowledge of the Vendor

Whenever used in this Agreement, the expression “to the knowledge of the Vendor” and similar expressions mean, in connection with this Agreement, the actual knowledge of (i) the Vendor or (ii) any of Terence Dalton, Louis Leveillé, Claudio Spina and Jason Shiver in each case after reasonable inquiry, and without limitation, in respect of Tax matters, the actual knowledge of Claudio Spina after reasonable inquiry.

1.3	Currency and Time of the Day

Unless otherwise indicated, in this Agreement (i) all dollar amounts are expressed in Canadian funds and (ii) all references to times of the day are to the corresponding times of the day in Montréal, Québec.

1.4	Sections and Headings

The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section of or Schedule to this Agreement and any reference in this Agreement to a Section shall include a subsection of such Section, as applicable.

1.5	Number, Gender and Persons

In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include any individual, partnership, corporation, limited or unlimited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority or any department, agency or political subdivision thereof.

1.6	Entire Agreement

This Agreement (including the documents and schedules referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.7	Time of Essence

Time shall be of the essence in this Agreement.

1.8	Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Québec and the federal laws of Canada applicable therein, and each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

1.9	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.10	Statutory References

Any reference in this Agreement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulation.

1.11	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns.  Any reference in this Agreement to a particular party shall be read as including a reference to any successor or assign of that party.  No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties, provided that, the Purchaser may collaterally assign its rights under this Agreement to any of its Affiliates its or their secured lenders, provided however that the Purchaser shall not be released from any of its covenants or obligations hereunder and shall be solidarily liable with any such permitted assignee.

1.12	Amendment and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

1.13	Schedules and Exhibits

The following Schedules and Exhibits are attached to and form part of this Agreement:

Schedule 1.1	—	Cash on Closing
Schedule 3.1	—	Allocation of Purchase Price
Schedule 4.8	—	Jurisdictions
Schedule 4.10	—	Consents
Schedule 4.11(a)	—	Subsidiaries
Schedule 4.11(b)	—	Jurisdictions of Subsidiaries
Schedule 4.17	—	Real Property and Leasehold Interests
Schedule 4.18	—	Licenses
Schedule 4.19(c)	—	Capital Expenditures
Schedule 4.20	—	Encumbrances
Schedule 4.21	—	Legal Proceedings
Schedule 4.22	—	Tax Returns
Schedule 4.23	—	Tax Liabilities
Schedule 4.24	—	Insurance
Schedule 4.25	—	Contracts and Leases
Schedule 4.26	—	Employees
Schedule 4.27	—	Benefit Plans
Schedule 4.28(b)	—	Grievances
Schedule 4.30	—	Intellectual Property
Schedule 4.31	—	Non-Arm’s Length Relationship

Schedule 4.33	—	Accounts Receivable
Schedule 4.35	—	Personal Property
Schedule 4.36	—	Warranties
Schedule 4.37	—	Merchandise
Schedule 4.38	—	Purchase Orders
Schedule 4.41	—	Commission Arrangements
Schedule 4.42	—	Suppliers and Customers
Schedule 4.43	—	Absence of Certain Changes or Events
Schedule 4.44	—	Regulatory Matters
Schedule 4.46	—	Capitalization
Schedule 8.1	—	Purchaser’s Pre-Acquisition Reorganization
Schedule 9.1	—	Certain Post-Closing Arrangements
Schedule 9.5	—	LTIPs Payments Amounts
Schedule 9.6	—	Ian’s Services Payments Amount

1.14	Without Limitation

Whenever the word “include”, “includes” or “including” is used in this Agreement, it is deemed to be followed by the words “without limitation”.

ARTICLE 2
PURCHASE AND SALE

2.1	Purchase and Sale of Purchased Shares

The Vendor hereby sells, transfers, assigns and delivers to the Purchaser and the Purchaser hereby purchases from the Vendor, the Purchased Shares free and clear of any Liens (other than applicable restrictions under applicable securities Laws), in consideration for the purchase price set forth in Section 3.1.

2.2	Closing

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof.

ARTICLE 3
PURCHASE PRICE

3.1	Purchase Price for Purchased Shares

(a)	Concurrently with the execution of this Agreement, the Purchaser hereby pays, as consideration for the purchase of the Purchased Shares, an aggregate amount equal to:

(i)	Sixty Three Million Five Hundred Thousand Dollars ($63,500,000) (the “Base Amount”);

(ii)	plus the Capital Expenditures;

(iii)	plus the Estimated Net Cash Amount;

(iv)	plus the amount, if any, by which the Estimated Working Capital Amount exceeds the Target Net Working Capital Amount; and

(v)	minus the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Working Capital Amount;

(as so adjusted, the “Estimated Purchase Price”).

(b)
Following the Closing, such Estimated Purchase Price shall be subject to adjustment as provided in Section 3.2(b) (the Estimated Purchase Price, so adjusted, the “Purchase Price”).  The Estimated Purchase Price has been paid by Purchaser as follows: (x) the Escrow Amount has been delivered to the Escrow Agent in cash by wire transfer of immediately available funds for deposit into the Escrow Account and (y) the balance of such Estimated Purchase Price has been paid to the Vendor by wire transfer of immediately available funds to an account previously designated in writing by the Vendor to the Purchaser prior to the Closing Date.

(c)	The Purchase Price shall be allocated among the different classes of Purchased Shares as set forth in Schedule 3.1.

3.2	Purchase Price Adjustment

(a)
Prior to the Closing, the Vendor has delivered to the Purchaser a statement setting forth (x) the Vendor’s good faith estimate of the Working Capital as of 11:59 p.m. on the Closing Date (the “Estimated Working Capital Statement”), which Estimated Working Capital Statement sets forth in reasonable detail the Vendor’s good faith estimate of the Working Capital as of 11:59 p.m. on the Closing Date (the “Estimated Working Capital Amount”) (which has been determined and computed in accordance with GAAP, except as otherwise set forth in the definition of Working Capital, and (y) the Vendor’s good faith estimate of the Net Cash as of 11:59 p.m. on the Closing Date (the “Estimated Net Cash Statement”), which Estimated Net Cash Statement sets forth in reasonable detail the Vendor’s good faith estimate of the Net Cash as of 11:59 p.m. on the Closing Date (the “Estimated Net Cash Amount”) (which has been determined and computed in accordance with GAAP, except as otherwise set forth in the definition of Indebtedness and Cash at Closing).

(b)
Within ninety (90) days following the Closing Date, the Purchaser’s Auditors shall prepare, and the Purchaser shall deliver to the Vendor, (x) a statement of Working Capital (the “Working Capital Statement”), which Working Capital Statement shall set forth the amount of Working Capital as of 11:59 p.m. on the Closing Date (the “Working Capital Amount”), and (y) a statement of Net Cash (the “Net Cash Statement”, and together with the Working Capital Statement, the “Closing Statements”), which Net Cash Statement shall set forth the amount of Net Cash as of 11:59 p.m. on the Closing Date (the “Net Cash Amount”).  The Closing Statements shall be prepared, and the Working Capital Amount and the Net Cash Amount shall be determined and computed, in accordance with GAAP, except as otherwise set forth in the definitions of Working Capital, Indebtedness and Cash at Closing, as applicable.  The Closing Statements, the Final Net Working Capital Amount and the Final Net Cash Amount shall be calculated and paid in Canadian dollars.

(c)
Upon completion of the Closing Statements, the Purchaser shall deliver the Closing Statements to the Vendor and the Vendor’s Auditors (the date of such delivery being the “Delivery Date”).  If the Vendor’s Auditors elect to dispute the calculation of the Working Capital Amount and/or the Net Cash Amount, the Vendor shall give written notice (an “Objection Notice”) to the Purchaser within thirty (30) days (the “Objection Period”) following the Delivery Date, which Objection Notice shall set forth in reasonable detail the Vendor’s Auditors objections to the Purchaser’s calculation of the Working Capital Amount and/or the Net Cash Amount, as applicable, and the Vendor’s Auditors proposal with respect to the calculation of the Working Capital Amount and/or the Net Cash Amount, as applicable, and Vendor’s Auditors basis for the calculation thereof.  If the Vendor does not deliver an Objection Notice within the Objection Period, the Closing Statements shall be deemed final and to be irrevocably and unconditionally approved by the Vendor.  If the Vendor delivers an Objection Notice within the Objection Period, the Vendor’s Auditors and the Purchaser’s Auditors shall negotiate in good faith for a period not to exceed ten (10) Business Days after termination of the Objection Period (such ten (10) Business Day Period, the “Post-Closing Negotiation Period”) to resolve any dispute regarding the Working Capital Amount and/or the Net Cash Amount, as applicable.

(d)
If at the end of the Post-Closing Negotiation Period, the Vendor’s Auditors and the Purchaser’s Auditors do not reach an agreement with respect to the Working Capital Amount and/or the Net Cash Amount, as applicable, such dispute shall be submitted to Deloitte & Touche or, if Deloitte & Touche is unavailable, an international accounting firm to be chosen jointly by the Vendor’s Auditors and the Purchaser’s Auditors.  The chosen independent accounting firm shall act as experts and not arbiters and resolve the dispute with respect to the Working Capital Amount and/or the Net Cash Amount, as applicable, and shall thereby consider only those items over which the Vendor’s Auditors and the Purchaser’s Auditors have a disagreement.  The independent accounting firm shall deliver to the Vendor and the Purchaser and their respective auditors, as promptly as practicable (but in no event later than fifteen (15) Business Days after its appointment), a written report setting forth its determination of the Working Capital Amount and/or the Net Cash Amount, as applicable, and such determination by the independent accounting firm shall be final, binding and conclusive on the Vendor and the Purchaser.  The Vendor shall bear the fees, costs and expenses of the Vendor’s Auditors.  The Purchaser shall bear the fees, costs and expenses of the Purchaser’s Auditors.  The fees, costs and expenses of the independent accounting firm, including the costs relating to any negotiations with the independent accounting firm with respect to the terms and conditions of such firm’s engagement, will be paid one-half by the Purchaser and one-half by the Vendor.

(e)
The Working Capital Amount and the Net Cash Amount as set forth in the Closing Statements if there is no Objection Notice and as agreed by the Vendor’s Auditors and the Purchaser’s Auditors or as determined by the independent accounting firm, as applicable, if there is an Objection Notice, shall be deemed to be the final Working Capital Amount (the “Final Net Working Capital Amount”) and the final Net Cash Amount (the “Final Net Cash Amount”) to be used for purposes of calculating any adjustment to the Estimated Purchase Price, if applicable.  The Estimated Purchase Price shall be increased, dollar for dollar, by the amount by which the Final Net Working Capital Amount exceeds the Estimated Working Capital Amount by more than Two Hundred and Fifty Thousand Dollars ($250,000).  The Estimated Purchase Price shall be decreased, dollar for dollar, by the amount by which the Final Net Working Capital Amount falls below the Estimated Working Capital Amount by more than Two Hundred and Fifty Thousand Dollars ($250,000).  The Estimated Purchase Price shall be decreased, dollar for dollar, by the amount by which the Final Net Cash Amount exceeds the Estimated Net Cash Amount.  The Estimated Purchase Price shall be increased, dollar for dollar, by the amount by which the Final Net Cash Amount falls below the Estimated Net Cash Amount.  The Purchaser (if there is a net increase in the Estimated Purchase Price), shall within two (2) Business Days after determination of the Final Net Working Capital Amount and the Final Net Cash Amount make payment to the Vendor, by wire transfer in immediately available funds of the aggregate amount of the net increase in the Estimated Purchase Price as determined pursuant to this Section 3.2.  The Vendor (if there is a net decrease in the Estimated Purchase Price), shall within two (2) Business Days after determination of the Final Net Working Capital Amount and the Final Net Cash Amount make payment to the Purchaser by wire transfer in immediately available funds of the aggregate amount of the net decrease in the Estimated Purchase Price as determined pursuant to this Section 3.2.  In the event the full amount, if any, determined to be owed to the Purchaser pursuant to this Section 3.2(e) is not received by the Purchaser within the two (2) Business Day period provided herein, the Purchaser shall be entitled to instruct the Escrow Agent to distribute such deficit amount to the Purchaser from the Escrow Account and the Vendor shall thereafter promptly replenish the Escrow Account by depositing an amount equal to such deficit amount with the Escrow Agent.

(f)	Any amounts paid under this Section 3.2 shall be treated as an adjustment to the Purchase Price for the Purchased Shares for Tax purposes.

3.3	Allocation

The Vendor and Purchaser acknowledge and confirm that no amount is or will be received or receivable by the Vendor in respect of the Non-Competition Agreement. The Purchaser agrees to duly and timely make any elections (including any amended or late filed election) described in section 56.4 of the ITA, as it is proposed to be enacted on the date of this Agreement, or as it may be subsequently amended, and under analogous provisions of any provincial tax legislation, in prescribed form or in other reasonable form (if such prescribed form does not yet exist), as the Vendor may request at any time in respect of the restrictive covenants contained in the Non-Competition Agreement. The Vendor shall prepare all forms for the purposes thereof and file such elections (unless the Purchaser is also required to file such elections in order for them to be valid, in which case the Purchaser shall also file such elections), together with such accompanying documents as may be required, within the prescribed time periods.

3.4	Escrow

For the purpose of partially securing the Vendor’s obligations pursuant to Article 7 and Section 9.1, and without limiting the Vendor’s obligations thereunder, the amount of five million dollars ($5,000,000) in cash (the “Escrow Amount”) shall be delivered concurrently with the execution of this Agreement by the Purchaser to the Escrow Agent by wire transfer of immediately available funds to an account (the “Escrow Account”) that has been designated and administered by the Escrow Agent pursuant to the escrow agreement executed concurrently herewith (the “Escrow Agreement”).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

The Vendor hereby represents and warrants to and in favour of the Purchaser:

4.1	Incorporation; Authority; No Conflicts

(a)
The Vendor is a corporation duly incorporated and organized under the Laws of the jurisdiction of its incorporation, it has all requisite power and authority to execute and deliver the Agreements to which it is a party, to perform its obligations under the Agreements and to consummate the transactions contemplated hereby and thereby. All organizational acts and other proceedings required to be taken by the Vendor to authorize the execution, delivery and performance of such Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken and no other acts or organizational proceedings on the part of the Vendor are necessary to authorize the execution, delivery and performance of the Agreements executed and delivered by the Vendor.  This Agreement has been and all other Agreements to which the Vendor is a party shall be duly executed and delivered by it, and constitute the valid and binding obligation of it, enforceable against it, as applicable, in accordance with its respective terms, subject to bankruptcy, insolvency and other Laws affecting the rights of creditors generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(b)
The execution and delivery of the Agreements to which the Vendor is a party, does not, and the consummation by them of (x) the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof, or (y) the Pre-Closing Rollover has not and will not, conflict with, or result in any violation or breach of any provision of, (i) any Contract to which the Vendor is a party, or (ii) any rights of any third party with respect to the acquisition of the Purchased Shares or any of the assets of the Corporation or Glutino USA, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Vendor. The execution and delivery of the Agreements to which the Vendor is a party, does not, and the consummation by the Vendor of the transactions contemplated hereby in compliance with the terms hereof will not, conflict with, or result in any violation or breach of any provision of the corporate charter or by-laws of the Vendor.

4.2	No Bankruptcy

There has not been filed any petition or application, or any proceeding commenced which has not been discharged in its entirety, by or against the Vendor, the Corporation or Glutino USA with respect to any assets of the Vendor, the Corporation or Glutino USA under any Law relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors’ rights, and no assignment has been made by the Vendor, the Corporation or Glutino USA for the benefit of creditors.

4.3	Title to Purchased Shares

The Vendor is the record and beneficial owners of the Purchased Shares with good and marketable title, free and clear of all Liens.

4.4	Rights to Purchase Purchased Shares

There is no Contract, option, warrant, purchase right, right of first refusal, right of first offer or other right of another person binding upon or which at any time in the future may become binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Purchased Shares other than pursuant to the provisions of this Agreement.

4.5	Actions Respecting Purchased Shares

There are no Actions pending or, to the knowledge of the Vendor, threatened against or relating to the Vendor or with respect to or in any manner affecting the ownership by the Vendor of the Purchased Shares or which would adversely affect the ability of the Vendor to execute and deliver this Agreement and all other Agreements to which the Vendor is a party and to consummate the sale of the Purchased Shares and the other transactions contemplated hereby and thereby.

4.6	Approvals

All requisite consents, licenses, approvals, orders or authorizations of, provisions of notice to, or registrations, filings or declarations with, any Governmental Authority required in order for the Vendor to enter into this Agreement and perform its obligations and consummate the transactions contemplated hereunder have been obtained or made.

4.7	Canadian Resident

The Vendor is not a non-resident of Canada within the meaning of the ITA.

4.8	Incorporation and Capacity

The Corporation is a corporation duly incorporated and organized under the Laws of the Province of Quebec, and the Corporation is a valid and subsisting corporation in good standing under such Laws and the Corporation is licensed or qualified to transact business in each jurisdiction where the nature of its activities makes such license or qualification necessary and a list of such jurisdictions is hereto annexed as Schedule 4.8.  All corporate books and records of the Corporation are maintained at its head office located in the City of Laval or at the offices of its solicitors; the Corporation has the full corporate power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as it is now being conducted and to own its property.  The Vendor has made available to the Purchaser true and complete copies in all material respects of the corporate charter and by-laws, or similar governing documents, of the Corporation.

4.9	Authority

All acts and other proceedings required to be taken by the Corporation to authorize the consummation of the transactions contemplated by the Agreements have been duly and properly taken and no other proceedings on the part of the Corporation are necessary to authorize the consummation of the transactions contemplated by the Agreements.

4.10	Consents

Except as disclosed in Schedule 4.10, no consent, license, approval, order or authorization of, or provisions of notice to, registration, filing or declaration with, any Governmental Authority is required to be obtained or made by the Corporation or Glutino USA with respect to the Corporation and Glutino USA, respectively, in connection with the consummation of the transactions contemplated by the Agreements and no consent by any other third party is necessary in connection with the consummation of the transactions by the Vendor contemplated hereby.

4.11	Subsidiaries

(a)
Glutino USA is the only Subsidiary of the Corporation.  Schedule 4.11(a) sets forth, with respect to Glutino USA, the jurisdiction of formation and the authorized and outstanding capital stock of Glutino USA.  The Corporation is the owner of record of such outstanding capital stock.  All of the outstanding shares of capital stock of Glutino USA are duly authorized, validly issued, fully paid and non-assessable, have not been issued in violation of any preemptive or similar rights, and are owned free and clear of all Liens, options, charges and claims of any nature or kind whatsoever by the Corporation. Except for Glutino USA in the case of the Corporation, there are no other corporations, partnerships, joint ventures, business associations or other entities in which the Corporation or Glutino USA owns, of record or beneficially, any direct or indirect equity or other similar interest or any right to acquire or control the same.

(b)
Glutino USA is a corporation duly incorporated and organized under the Laws of Delaware, and is a valid and subsisting corporation in good standing under such Laws and has all requisite power and authority to own or lease and to operate its properties and assets and to carry on its business as now being conducted and is licensed or qualified to transact business in each jurisdiction where the nature of its activities makes such license or qualification necessary and a list of such jurisdictions is hereto annexed as Schedule 4.11(b).  All corporate books and records of Glutino USA are currently maintained at the Corporation’s head office located in the City of Laval or at the offices of its solicitors. The Vendor has made available to the Purchaser true and complete copies of the corporate charter and by-laws, or similar governing documents, of Glutino USA.

(c)
There are no outstanding or authorized subscriptions, warrants, options, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Corporation or Glutino USA to issue, sell, or otherwise cause to become outstanding, purchase, return or redeem any shares of capital stock of Glutino USA. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Glutino USA.

4.12	Authorized and Issued Stock

The entire authorized capital stock of the Corporation consists of an unlimited number of class A common shares, an unlimited number of class B common shares and an unlimited number of class A preferred shares, of which there are issued and outstanding 9,336,484 class A common shares and 6,332,450 class A preferred shares.  All of the Purchased Shares are duly authorized and validly issued and are outstanding as fully paid and non-assessable. None of the Purchased Shares has been issued in violation of, and none of the Purchased Shares is subject to, any pre-emptive or subscription rights and except as set forth above, there are no other shares in the capital stock or other equity securities of the Corporation outstanding. There are no outstanding subscriptions, warrants, options, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments pursuant to which the Corporation is or may become obligated to issue, sell, or otherwise cause to become outstanding, purchase, return or redeem any Purchased Shares or other securities of the Corporation, nor is the Corporation committed to issue any such subscriptions, warrants, options, rights or securities, except that the class A preferred shares are redeemable.  Other than Long Term Incentive Plans that have been terminated on Closing, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Corporation.  Immediately prior to giving effect to the transactions set forth in Section 2.1, the sole registered and beneficial owners of all of the issued and outstanding shares of the capital stock of the Corporation is the Vendor.

4.13	Rights to Purchase Purchased Shares

There is no Contract, option, warrant, purchase right, right of first refusal, right of first offer or other right of another person binding upon or which at any time in the future may become binding upon the Corporation to allot or issue or reserve for issuance any of the unissued shares of the Corporation or to create any additional class of shares.

4.14	Corporate Records

The corporate books of account, minute books, stock transfer books and stock register of the Corporation and Glutino USA, true and correct copies of all of which have been made available to the Purchaser, are, in all material respects, complete and accurate and have been maintained (other than the financial books and records, which have been maintained as set forth in Section 4.32) in accordance with customary business practices and all applicable Laws.  The minute books of the Corporation and each of Glutino USA contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors or any committee of the board of directors of the Corporation and each of Glutino USA, as the case may be, and no meeting of the shareholders, the board of directors or any committee of the board of directors has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Corporation.

4.15	Effect of Agreement

The execution and delivery of this Agreement and all other Agreements by the Vendor and the Purchaser and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof and the Pre-Closing Rollover has not and will not (i) conflict with, violate, result in a breach of or constitute a default under any provision of the certificate of incorporation or articles (as amended) or by-laws or other organizational documents of the Corporation or Glutino USA, (ii) violate, conflict with or result in the breach or termination of or modification, or otherwise give any other contracting party the right to terminate, or constitute a default, with or without notice, the lapse of time or both, or cause the acceleration of any obligation, under the terms of any Contracts which the Corporation or Glutino USA is a party or by which the Corporation or Glutino USA or their respective assets are bound, (iii) result in the creation of any prior Lien upon the properties or other assets of the Corporation or Glutino USA, (iv) conflict with, violate, result in a breach of or constitute a default under any judgment, order, injunction, decree or award against, or binding upon, the Corporation or Glutino USA or upon any of their respective properties or other assets, (v) violate any Laws applicable to the Corporation or Glutino USA or their respective properties, other assets or business or (vi) result in the loss of or require the repayment of any government grant, subsidy or tax credit accorded to the Corporation or Glutino USA.

4.16	Compliance with Law

The Corporation and Glutino USA and all aspects of their respective businesses and assets are, and have been since November 10, 2004, conducted in compliance in all material respects with all Laws applicable to the Corporation or Glutino USA, as the case may be.  Neither the Corporation nor Glutino USA has received any written notice from any Governmental Authority regarding any actual or alleged material violation of, or failure to comply in any material respect with, any applicable Law.

4.17	Real Property and Leasehold Interests

(a)
Neither the Corporation nor Glutino USA is, nor have they ever been since November 10, 2004, and to the knowledge of the Vendor, neither the Corporation nor Glutino USA has ever been at any time prior to November 10, 2004, the owner (or the beneficial or registered owner, as applicable) of and neither the Corporation nor Glutino USA has ever agreed to acquire any real or immovable property (“Real Property”) or any interest in any Real Property, other than as a lessee.  Neither the Corporation nor Glutino USA is a party to any Lease or agreement in the nature of a Lease in respect of any Real Property, whether as lessor or lessee, other than the Leases (collectively, the “Canadian and U.S. Leases”) for each of the premises described in Schedule 4.17 (the “Leasehold Premises”).  Neither the Corporation nor Glutino USA nor, to the knowledge of the Vendor, any other party thereto is in breach of any covenants, conditions or obligations contained in the Canadian and U.S. Leases.  The Vendor have provided true and correct copies of the Canadian and U.S. Leases to the Purchaser.  None of the Canadian or U.S. Leases with respect to the Leasehold Premises located in Canada are registered in any land registry.  All buildings, structures, improvements, appurtenances, fixtures and movables owned or leased by the Corporation or Glutino USA, including without limitation those situated on the Leasehold Premises, are in good operating condition, subject to normal wear and tear, and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are currently being used.

(b)
Neither the Corporation nor Glutino USA nor the Vendor have received any written notice of violation or claimed violation of any applicable building, zoning, subdivision and other land use and similar Laws (collectively “Real Property Laws”).  No dispute to which the Corporation or Glutino USA are a party currently exists with any Governmental Authority having jurisdiction over the Leasehold Premises and every improvement, building or structure located thereon with respect to any Real Property Law or the application thereof to the Leasehold Premises or any improvement, building or structure located thereon.

4.18	Licenses

The Corporation and Glutino USA own or hold all licenses, permits, franchises, approvals, consents, waivers, exemptions, authorizations, certificates of occupancy and similar rights and privileges which are required under all applicable Laws necessary to the ownership of their respective assets, the use and occupancy of the Leasehold Premises or the conduct of their respective businesses (collectively “Licenses”), all of which are unencumbered, valid and in full force and effect and, subject to no actual or, to the knowledge of the Vendor, threatened or pending challenge, revocation, termination or limitation.  The Corporation and Glutino USA are in compliance with all terms of all Licenses and have not received any written notice of the revocation, termination or limitation of any of the Licenses. All such Licenses will remain with the Corporation and/or Glutino USA, as the case may be, upon the closing of the transactions herein contemplated, and the execution and consummation of the Agreements and the consummation of the transactions contemplated herein or therein will not create any right of modification, limitation, termination or revocation on the part of a third party granting such Licenses.  Schedule 4.18 contains a true and complete list of all material Licenses and reports of inspection of the Corporation and Glutino USA, their respective tangible properties and the Leasehold Premises held or used by the Corporation or Glutino USA during the two (2) years prior to the date hereof in the conduct of their respective businesses under all applicable Law.

4.19	Financial Statements

(a)
The Vendor have delivered to the Purchaser copies of the following financial statements (hereinafter collectively referred to as the “Financial Statements”): (i) the audited consolidated financial statements of the Corporation and Glutino USA for the twelve (12) month periods ended March 31, 2009, March 31, 2010, and March 31, 2011 consisting of the consolidated balance sheets at such dates and the related consolidated statements of operations and retained earnings and cash flows for the respective fiscal years then ended; and (ii) the unaudited consolidated financial statements for the three (3) month period ending June 30, 2011, consisting of a consolidated balance sheet as of such date and the related consolidated statements of operations and retained earnings and cash flows for the three-month period then ended.  The Financial Statements have been prepared in accordance with GAAP, consistently applied, such Financial Statements present fairly the assets, Liabilities and financial position of the Corporation and Glutino USA as at the dates of said Financial Statements and the sales, earnings, results of operations and cash flows of the Corporation and Glutino USA for the periods covered by the Financial Statements.

(b)
With the exception of any Liability that is the subject of another representation or warranty hereunder (whether or not there is a breach of such representation and warranty), neither the Corporation nor Glutino USA has any Liability except (i) as and to the extent reflected or reserved against in the Financial Statements or the Most Recent Balance Sheet, (ii) specifically described or identified in any of the Schedules hereto, (iii) for Liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Corporation and Glutino USA, (iv) Liabilities not required to be reflected on a consolidated balance sheet of the Corporation prepared in accordance with GAAP that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Corporation and Glutino USA, and (v) open purchase or sales orders or agreements for delivery of goods and services in the ordinary course of business consistent with past practice, provided the Corporation or Glutino USA is not in default thereunder.

(c)	Since June 1, 2011, the Corporation has made capital expenditures in an aggregate amount set forth in Schedule 4.19(c) (the “Capital Expenditures”).

4.20	Title to Assets

(a)
The Corporation and Glutino USA own, or have a valid leasehold or license interest in or rights to use, each of the assets shown or reflected on the balance sheet as of March 31, 2011 included in the Financial Statements (except only those assets which have been disposed of in the ordinary course of business since such date) or otherwise on the books of the Corporation and Glutino USA and all other assets acquired since the dates thereof with good and marketable title, free and clear of all Liens, other than Permitted Liens and other than those Liens set forth in Schedule 4.20(a) or reflected in the Financial Statements.  The assets owned by the Corporation and Glutino USA, together with the Licenses, the Canadian and U.S. Leases and the assets presently leased by the Corporation and Glutino USA include all of the assets necessary for or that are used by the Corporation and Glutino USA in the conduct of the Corporation’s or Glutino USA’s business in the manner in which it has been currently conducted by the Corporation and Glutino USA.

(b)
Each of the capital leases, hedging agreements and credit facilities set forth in Schedule 4.20(b) have been terminated and all obligations of the Corporation and Glutino USA thereunder satisfied prior to the consummation of the transactions contemplated by this Agreement.  All property that was subject to the capital leases is owned by the Corporation or Glutino USA free and clear of all Liens (after the registration of the discharges referred to in Section 9.4).

4.21	Legal Proceedings

Except as disclosed on Schedule 4.21, there are no Actions or other proceedings pending or, to the knowledge of the Vendor, threatened against the Corporation or Glutino USA.  To the knowledge of the Vendor, neither the Corporation nor Glutino USA is the subject of any investigation or proceedings by any Governmental Authority.  None of the assets of the Corporation or Glutino USA nor any of their respective business practices is in any manner, directly or indirectly, affected by any judgment, order, writ, or injunction of any Governmental Authority.  Neither the Corporation nor Glutino USA has any Liability, including in respect of legal and other professional fees, on account of defective products (including Liability on account of product warranties) or services manufactured, sold, provided or performed by or on behalf of the Corporation or Glutino USA prior to the Closing.

4.22	Tax Returns

(a)	Since January 1, 2005:

(i)
all Tax Returns that are required to be filed (taking into account all extensions) on or before the date hereof for, by, or on behalf of the Corporation and/or Glutino USA have been timely filed with the appropriate Taxing Authority and are complete and correct, and all Taxes required to have been paid, withheld or remitted by the Corporation and/or Glutino USA on or before the date hereof have been paid, withheld or remitted, as the case may be, when due, in full on or before the date hereof;

(ii)
all Tax Returns that are required to be filed (taking into account all extensions) on or before the date hereof for, by, or on behalf of the Corporation and/or Glutino USA and the information and data contained therein have been properly and accurately compiled and completed in all respects, fairly and accurately present in all respects the information purported to be shown therein, and reflect all liabilities for Taxes for the periods covered by such Tax Returns;

(iii)
to the knowledge of the Vendor, no written claim has been made by an authority in a jurisdiction where the Corporation or Glutino USA does not file Tax Returns that the Corporation or Glutino USA is or may be subject to taxation by that jurisdiction;

(iv)
to the knowledge of the Vendor, and except as disclosed on Schedule 4.22, no Tax Return is now under audit, investigation or examination or subject to any dispute, objection or appeal by or with any Taxing Authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return by, or the assessment, reassessment or collection of any Tax or deficiency of any nature against the Corporation and/or Glutino USA or with respect to any Tax Return;

(v)
there are no audits, actions, suits, administrative or judicial proceedings, investigations  or similar proceedings now pending or, to the knowledge of the Vendor, threatened against the Corporation and/or Glutino USA with respect to any Tax, and there are no matters under discussion with any Taxing Authority relating to any Tax, or any claims for any additional Tax asserted by any Taxing Authority;

(vi)
each of the Corporation and Glutino USA has withheld from each payment to each of its officers, directors and employees, and to all non-residents of Canada and any other persons with respect to whom it is required by Law to withhold any amounts, all amounts required by Law to have been withheld, and has paid all such amounts to the proper authorities within the time required under applicable Law;

(vii)
to the knowledge of the Vendor, the Corporation has not been and is not as of the date hereof required to file any Tax Returns with any Taxing Authority located in any jurisdiction outside Canada and the United States;

(viii)
to the knowledge of the Vendor, Glutino USA has not been and is not as of the date hereof required to file any Tax Returns with, or to pay any Taxes to, any Taxing Authority located in any jurisdiction outside Canada and the United States; and

(ix)
Schedule 4.22 lists all U.S. federal, state and local, Canadian federal, provincial and municipal and other non-U.S. income Tax Returns filed with respect to any of the Corporation or Glutino USA for taxable periods ended on or after January 1, 2005.

(b)
The notice of an original assessment under Part I of the ITA and under the Taxation Act (Quebec) in respect of the Corporation (or an original notification that no Tax is payable by the Corporation for the year, if earlier) bears the following mailing dates for each taxation year since January 1, 2005:

Year	Date of Notice (Federal)	Date of Notice (Quebec)

2005	September 14, 2005	February 21, 2006

2006	October 13, 2006	February 14, 2007

2007	October 17, 2007	May 8, 2009

2008	November 7, 2008	December 5, 2008

2009	Assessment received, but date unknown at this time	April 6, 2010

2010	October 7, 2010	March 29, 2011

4.23	Tax

(a)
Except as disclosed on Schedule 4.23 or reflected on the Estimated Working Capital Statements, neither the Corporation nor Glutino USA has any Liability, obligation or commitment for the payment of Taxes, except such Taxes not yet due and payable as have arisen in the usual and ordinary course of business and for which adequate provision in the accounts of the Corporation and/or Glutino USA has been, or will be, made and reflected in the Final Net Working Capital Amount, and neither the Corporation nor Glutino USA is in arrears with respect to any required withholdings or installment payments of any Tax of any kind.  The Canada Revenue Agency and applicable provincial Taxing Authorities have issued assessments in respect of the Tax Returns filed by the Corporation for the period ending March 31, 2010, and all amounts arising therefrom have been paid;

(b)	there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Corporation or Glutino USA;

(c)	neither the Corporation nor Glutino USA has waived any statute of limitations in respect of Taxes;

(d)
neither the Corporation nor Glutino USA is a party to or bound by any Tax allocation or sharing agreement, and neither the Corporation nor Glutino USA (i) has been a member of an Affiliated Group filing a consolidated U.S. federal income Tax Return, or (ii) has any Liability for the Taxes of any person (other than the Corporation or Glutino USA) under Treasury Regulation § 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise;

(e)	neither the Corporation nor Glutino USA is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation §1.6011-4(b);

(f)
the Corporation is registered for GST purposes under Part IX of the Excise Tax Act and its registration number is 119411171; the Corporation is registered for QST under An Act Respecting the Quebec Sales Tax and its registration number is 1001935654;

(g)	the Corporation has paid all Taxes imposed by An Act Respecting the Quebec Sales Tax and the applicable Laws of each other province of Canada on the acquisition of its tangible personal property;

(h)
neither the Corporation nor Glutino USA has acquired any property or services from, or disposed of property or provided services to, any person with whom it does not deal at arm’s length and that was resident in a different jurisdiction than that of the Corporation or Glutino USA, as the case may be, is resident, for an amount that is materially different from the fair market value of such property or services;

(i)	no facts, circumstances or events exist or have existed that have resulted or may result in the application of any sections 79 to 80.04 of the ITA to the Corporation;

(j)
the Corporation has not made any payment, nor is obligated to make any payment, and is not party to any agreement under which it could be obligated to make any payment prior to the Closing Date,  that may not be deductible by virtue of section 67 or 78 of the ITA;

(k)
neither the Corporation nor Glutino USA have any liability for Taxes (determined without regard to the Purchaser’s Pre-Acquisition Reorganization and otherwise using the maximum available deductions permitted by applicable Laws, including all loss carry-overs, and including without limitation, all deductions in respect of the LTIPs Payments Amounts and the Ian’s Service Payments Amount) for any taxable period or portion thereof beginning after March 31, 2011 and ending on the Closing Date; and

(l)
the Corporation has never had, and did not have immediately prior to the implementation of the Purchaser’s Pre-Acquisition Reorganization, a permanent establishment (within the meaning of the Convention Between the United States of America and Canada with respect to Taxes on Income and on Capital, as amended by the Fifth Protocol, dated September 21, 2007) in the United States.

4.24	Insurance

Schedule 4.24 sets forth a complete list of all policies of fire, liability and other forms of insurance held by the Corporation or Glutino USA as of the date hereof. The insurance policies maintained by the Corporation and Glutino USA are appropriate to their respective operations, property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets in the industry in which the Corporation and Glutino USA operate.  All such policies are valid, outstanding and in full force and effect, as to which premiums have been paid currently. Neither the Corporation nor Glutino USA is in default under any provision of any such policy of insurance and neither the Corporation nor Glutino USA has received notice of cancellation or non-renewal of any such insurance and no misstatement or misrepresentation has been made by the Corporation or Glutino USA in any application for any policy of insurance. There is no claim by the Corporation or Glutino USA pending under any of such policies as to which coverage has been questioned, denied or disputed in any manner by the underwriters or carriers of such policies.  The Vendor has made available to the Purchaser a correct and complete copy of each of the policies held by the Corporation or Glutino USA set forth on Schedule 4.24 (as amended through the date hereof).

4.25	Contracts

(a)
Schedule 4.25 annexed hereto is a true and complete list as at the date hereof of all Contracts and Leases to which the Corporation or Glutino USA is a party or by which the Corporation or Glutino USA or their respective assets are bound or which the Corporation or Glutino USA are a party together with the Vendor or any of Vendor’s Affiliates (collectively the “Corporation Contracts”); provided that Schedule 4.25 does not list Excluded Contracts.  “Excluded Contract” means any Contract (i) that is terminable without penalty or Liability on notice from the Corporation or Glutino USA, as the case may be, of thirty (30) days or less, so long as such Contracts are not terminable on notice from the other party or parties thereto, (ii) pursuant to which less than Twenty-Five Thousand Dollars ($25,000) was either paid by or to the Corporation or Glutino USA during the twelve (12) months prior to the date hereof and less than Twenty-Five Thousand Dollars ($25,000) is expected to be paid by or to the Corporation or Glutino USA during the twelve (12) months after the date hereof, and (iii) that does not purport to grant exclusivity rights or “most favored nation” rights to any person, to limit, curtail or restrict the ability of the Corporation or Glutino USA or their existing or future Affiliates to conduct any business or operations or manufacture, sell, distribute or market any products or services or to impose confidentiality obligations on the Corporation or Glutino USA.

(b)
Except as set forth on Schedule 4.25, the Corporation, each of Glutino USA and, to the knowledge of the Vendor, each of the other parties thereto has performed all obligations to be performed under all Corporation Contracts, neither the Corporation or Glutino USA nor, to the knowledge of the Vendor, any other party thereto is in default under any provision of any Corporation Contracts and neither the Corporation nor Glutino USA has received any written notice alleging it is in breach or default of any provision of any Corporation Contracts. No event has occurred which constitutes, or which with the passage of time or the giving of notice or both will constitute, a breach or default under any provision of any Corporation Contract by the Corporation or Glutino USA, or to the knowledge of the Vendor, any other party, or which would permit the acceleration or termination of any obligation of any party thereto or the creation of any Lien upon any asset of the Corporation or Glutino USA or result in a loss of rights of the Corporation or Glutino USA or which would give rise to any of the foregoing upon the giving of notice or lapse of time or both. Neither the Corporation nor Glutino USA has received any written notice from any other party to any Corporation Contract that such person intends to terminate any Corporation Contract. Except as set forth in Schedule 4.25, no consent of any party to any Corporation Contract is required for the consummation of the transactions contemplated by the Agreements.

(c)
The Vendor has made available to the Purchaser a (i) correct and complete copy of each Corporation Contract (as amended through the date hereof) and (ii) written description of the material terms of any Corporation Contract that is not set forth in a written document, in each case prior to the date of this Agreement.  Each Corporation Contract is valid and binding on the Corporation or Glutino USA, and, to the knowledge of the Vendor, each other party thereto, and is in full force and effect, subject to bankruptcy, insolvency and other Laws affecting the rights of creditors generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

4.26	Employment Matters

(a)
Schedule 4.26(a) annexed hereto is a list of the names and titles of all Employees and, for each such Employee, his current rate of compensation (including salary, bonus and all other forms of compensation), the date of hire and the date and the amount of the most recent increase in compensation and the location of employment.  Without limiting the foregoing, Schedule 4.26(a) annexed hereto lists of the names and titles of all Employees who  are either shared or seconded between the Corporation or Glutino USA, on the one hand, and the Vendor or any of Vendor’s Affiliates, on the other hand.  Neither the Corporation nor Glutino USA has any Employee Agreements with any person whomsoever except such contracts as are listed on Schedule 4.25. The Corporation and Glutino USA have paid all wages, salaries, bonuses and other remuneration to its Employees when due and, except as disclosed on Schedule 4.26(a), has made all deductions required by Law to be made for wages and salaries and has either remitted same to the respective legally constituted authorities entitled to receive payment of same or has provided for same in its accounts. The Corporation and Glutino USA have complied in all material respects with all applicable Laws dealing with the employment of the Employees, including all Laws dealing with wages and hours, and all severance payments due to any Employee have been paid or accrued as a Liability on the books of the Corporation and Glutino USA as applicable and reflected in the Estimated Working Capital Statement.  The salaries and bonuses of Employees of the Corporation and Glutino USA are paid by the Corporation and Glutino USA as applicable.  The Vendor and the Corporation have provided to Purchaser true and complete copies of all employee handbooks, manuals, employment related policies and similar items of the Corporation and Glutino USA prior to the date of this Agreement.  Except as disclosed on Schedule 4.26(a), neither the Vendor nor any of its Affiliates (other than the Corporation and Glutino USA) is a party to any Contract with any Employee or any of  his or her Affiliates.

(b)
Schedule 4.26(b) annexed hereto sets forth the name of each Employee that is entitled to any Change of Control Payment, payments pursuant to a Long Term Incentive Plans or any other amounts payable by the Corporation or Glutino USA as a result of the consummation of the transactions contemplated hereby and the amounts of such payments.

4.27	Benefit Plans

(a)
The Corporation and Glutino USA have in effect and have announced or publicly proposed to have in effect only those bonus, compensation, deferred compensation, pension, profit sharing, retirement, severance, stock option, stock purchase, group insurance, death benefit, welfare, equity based, performance, change of control or other employee benefit plan, agreement, trust, fund arrangement or policy whether formal or informal, written or oral, for the benefit of any of its Employees (each a “Benefit Plan”) listed on Schedule 4.27 and any Employee Agreement listed on Schedule 4.25.

(b)
Each Benefit Plan and Employee Agreement has been operated and administered in material compliance with its terms and with applicable Laws.  All necessary filings with respect to each Benefit Plan with the IRS, the Department of Labor and any other Governmental Authorities have been timely filed.  There is no pending or, to the knowledge of the Vendor, threatened material legal Action relating to the Benefit Plans (other than routine claims for benefits).

(c)
Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favourable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and, to the knowledge of the Vendor, nothing has occurred since the date of such determination letter that will adversely affect such qualification or tax-exempt status.

(d)
Neither the Corporation, Glutino USA nor any ERISA Affiliate presently sponsors, maintains, contributes to, nor is the Corporation, Glutino USA or any ERISA Affiliate required to contribute to, nor has the Corporation, Glutino USA nor any ERISA Affiliate ever sponsored, maintained, contributed to, or been required to contribute to, a pension plan which is subject to Title IV of ERISA.  The Corporation has not incurred any material Liability under Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.  At no time during the last six (6) years has the Corporation, Glutino USA or any ERISA Affiliate contributed to or been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any “multiemployer plan” as defined in Section 3(37) of ERISA or “multiple employer plan” under Section 4063 of ERISA.

(e)
Except as disclosed in Schedule 4.27, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall by itself or in connection with a future event require a payment, or cause the accelerated vesting of a right to a payment, under any Benefit Plan or under any Employee Agreement (“Change of Control Payments”).  The consummation of the transaction contemplated hereby will not result in any present or future payment under any Benefit Plan or under any Employee Agreement that would constitute an “excess parachute payment” for purposes of Section 280G or 4999 of the Code, for which such payment would not be deductible by the Corporation.  No payment under any Benefit Plan has or may subject any individual to any excise tax under Section 409A(d)(1) of the Code.

(f)
With respect to Benefit Plans established, maintained or providing benefits to Employees outside the United States, or that are otherwise subject to the Laws of any jurisdiction outside the United States, such Benefit Plans: (i) comply in all material respects with applicable Laws; (ii) if intended to quality for special tax treatment, meet all requirements for such treatment; (iii) if required to be funded, are fully funded; (iv) cannot reasonably, or reasonably be expected to, result in any material liability being imposed on the Corporation or Glutino USA; (v) are not a “registered pension plan” within the meaning of ITA; and (vi) do not provide any benefits for retirees or their dependants.

(g)
Neither the Corporation nor Glutino USA has any Liability to, or with respect to any benefit plan (other than a Benefit Plan listed on Schedule 4.27) which is now or previously has been sponsored, maintained, contributed to or required to be contributed to, by any ERISA Affiliate.

(h)
To the knowledge of the Vendor, neither the Corporation nor Glutino USA has classified an individual as an “independent contractor” or of similar status who, according to a Benefit Plan, or applicable Law, should have reasonably been classified as an employee.  With respect to each Benefit Plan listed on Schedule 4.27, the Vendor and the Corporation have made available to the Purchaser true and complete copies of such Benefit Plans and Employee Agreements.

(i)	None of the persons indicated on Schedule 9.5 deals at non-arm’s length (within the meaning of the ITA) with the Vendor.

4.28	Unions and Labour Practices

(a)	No trade union, counsel of trade unions, employee bargaining agency or affiliated bargaining agent:

(i)	holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, designation or successor rights;

(ii)	to the knowledge of the Vendor, has applied to be certified as the bargaining agent of any of the Employees; or

(iii)	to the knowledge of the Vendor, has applied to have the Corporation declared a related employer pursuant to the provisions of applicable Laws.

(b)
Except as disclosed in Schedule 4.28(b), there has been no complaint, grievance, claim or work order filed or made against the Corporation or Glutino USA in respect of or affecting the Corporation, Glutino USA, or the business of the Corporation or Glutino USA pursuant to any applicable employee or employment Laws. The Corporation and Glutino USA have paid or accrued all current assessments under all employment Laws in relation to the Corporation and Glutino USA. Neither the Corporation nor Glutino USA has been subject to any special or penalty assessment under any employment Laws which has not been paid and the Corporation’s and Glutino USA’ workers’ compensation claims experience has not given rise to or resulted in any surcharge or additional assessment or premium being imposed on the Corporation or Glutino USA under any workers’ compensation Laws and there are not currently pending any claims or, to the knowledge of the Vendor, investigations with respect to any of the foregoing. There is no labour strike, picketing, slow down or work stoppage or lock out actually pending or, to the knowledge of the Vendor, threatened against or directly affecting the Corporation, Glutino USA, or the operations of the Corporation or Glutino USA, and neither the Corporation nor Glutino USA has experienced any strike, slowdown or work stoppage, lock out or other collective labour action by or with respect to its employees, there are no charges with respect to or relating to the Corporation or Glutino USA before any commission, agency or body responsible for the prevention of unlawful employment practices, neither the Corporation nor Glutino USA has any written notice from any federal, provincial, state, local or other agency responsible for the enforcement of labour or employment Laws of an intention to conduct an investigation of the Corporation, Glutino USA, or the business or employment practices of the Corporation or Glutino USA and, to the knowledge of the Vendor, no such investigation is in progress, and the Corporation and Glutino USA have complied with all applicable Laws relating to employment and employment practices, wages, hours and terms and conditions of employment with respect to Employees, including part-time employees (if any) and has not engaged in any unfair labour practice.

4.29	Employee Indebtedness

Except as disclosed in the Financial Statements, no director, former director, officer, former officer, shareholder or employee of the Corporation or Glutino USA or any person not dealing at arm’s length (within the meaning of the ITA) with any such person is indebted to the Corporation or Glutino USA.

4.30	Intellectual Property

(a)
The only Intellectual Property owned, licensed or otherwise used by the Corporation or Glutino USA that is necessary or material to the Corporation or Glutino USA is listed and described in Schedule 4.30 annexed hereto (the “Key IP”), and which schedule sets forth, where appropriate, an identification of each such item of Key IP, the country and date of any registration thereof or application therefore and the serial or registration number thereof, and identifies each application for registration of a trademark that has been abandoned by the Corporation or Glutino USA since November 10, 2004.

(b)	Except as disclosed in Schedule 4.30, each of the Corporation and Glutino USA have the right to use all Key IP as currently used by it.

(c)
The Corporation and Glutino USA have taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets, and, except as disclosed in Schedule 4.30, neither the Corporation nor Glutino USA have granted any license to use the Key IP.

(d)
Except for Intellectual Property that is licensed by the Corporation or Glutino USA and identified as such in Schedule 4.30, the Corporation and/or Glutino USA are the registered and legal owner of all registered Key IP and the legal owner of all other Key IP, in all cases with good and marketable title, unencumbered, and subject to no pending challenge, revocation, expiry or termination.

(e)
Except as disclosed in Schedule 4.30, neither the Corporation nor Glutino USA are required to pay royalties, fees or other consideration to any other person with respect to the use of any Intellectual Property, with the exception of software license fees which have been paid in full.

(f)
There are no agreements, judgments, decrees or orders restricting or limiting the use by the Corporation or Glutino USA of any of the Key IP and, except as disclosed in Schedule 4.30, the operation of the business of each of the Corporation and Glutino USA does not violate, breach or infringe any patents, copyrights, trade names, trademarks, industrial designs or licenses held by others and, to the knowledge of the Vendor, there is not any alleged breach or violation thereof or any Action pertaining thereto.

(g)
All of the Key IP listed on Schedule 4.30 as registered or filed has been duly registered or filed in the appropriate governmental office or with the appropriate Governmental Authority, to the extent that any such registration is required by Law and the Corporation and Glutino USA have paid all fees due prior to the date hereof that are necessary to obtain or maintain in force any of the Key IP or the exclusive rights thereto. No event has occurred during the registration or filing of, or during any other proceeding relating to, the Key IP that is registered that would make invalid or unenforceable, or negate the right to issuance or use of, any of the Key IP and there has been no refusal or threat of refusal to register any trademark or trade name on the basis that it is not protectable or confusingly similar to another mark or name.

(h)
Neither the Corporation nor Glutino USA has granted any other party rights with respect to the Key IP and the patents, trademarks, industrial designs and copyrights set forth in Schedule 4.30 are valid and subsisting.  All applications for registration in respect of any of the Key IP that is registered have been duly filed.  Within the last five (5) years, no governmental registration of the rights of the Corporation or Glutino USA with respect to any registered Key IP has lapsed, expired or been cancelled, abandoned, opposed or is the subject of a reexamination or cancellation request. Except as disclosed in Schedule 4.30, there have been no claims, to the knowledge of the Vendor, and there is no basis for any claim challenging the scope, validity or enforceability of any of the registered Key IP or applications for the registration thereof of the Corporation or Glutino USA. Except as disclosed in Schedule 4.30, there have not been nor are there any infringements or threats of infringements by the Corporation or Glutino USA or any asserted claims of third parties against the Corporation or Glutino USA in respect of infringements or misappropriation of any intellectual property rights of any kind nor are there any infringements of any of the Corporation’s or Glutino USA’s Key IP nor any asserted or unasserted claims by the Corporation or Glutino USA contesting or challenging the right, title or interest of any other person in any of the Key IP.

(i)
Except as disclosed in Schedule 4.30, the use of any Intellectual Property by the Corporation and Glutino USA has not infringed upon the rights of any other party and neither the Corporation nor Glutino USA have received any notice of the revocation, withdrawal, expiration, abandonment or breach of any right to use the Intellectual Property.

(j)
Except as disclosed in Schedule 4.30, neither the Corporation nor Glutino USA use any software, other than generally commercially available, non-custom, off-the-shelf software application programs and that does not require entering into a license agreement other than a “shrink-wrap” or “click-wrap” license agreement.  Neither the Corporation nor Glutino USA have copied or used any licensed software in violation of the applicable license or otherwise violated any of its agreements or the rights of any other person with respect thereto.

(k)
All Domain Names of the Corporation and Glutino USA are duly registered with the authority charged with maintaining same and such Domain Names do not violate or exist in breach of the intellectual property rights of any other person. The Corporation and Glutino USA have the right to own and use the Domain Names listed in Schedule 4.30. The term “Domain Name” as used herein is a name or address used to identify or locate a particular U.R.L. on the Internet.

(l)
Except as disclosed in Schedule 4.30, the Corporation and Glutino USA have a written formula, recipe or code book specification (the “Product Recipes”) for each product manufactured by the Corporation and/or Glutino USA solely for its own account and such Product Recipes are the sole and exclusive property of the Corporation and/or Glutino USA.  Concurrently with the execution of this Agreement, the Vendor shall cause the Corporation to make available to the Purchaser true and complete copies of all Product Recipes.

(m)
The Corporation owns or holds the right to use all trade secrets embodied in any product manufactured by the Corporation or Glutino USA, including the recipe for such products and the process for manufacturing such products (collectively, the “Product Trade Secrets”).  Except as provided on Schedule 4.30, neither the Corporation nor Glutino USA have shared any Product Trade Secret with any third party (whether pursuant to a license agreement or otherwise).

4.31	Non-Arm’s Length Relationship

Except as set forth on Schedule 4.31, neither the Vendor nor any of the Vendor’s Affiliates nor any party with whom the Vendor does not act at arm’s length (as such term is defined in the ITA) (including without limitation any director, officer, shareholder of the Corporation or Glutino USA or any member of the immediate family of any such individual or any of their respective Affiliates) (i) has any interest of any nature in any property or assets, tangible or intangible, which are or have been used, within the prior twelve (12) months, by the Corporation or Glutino USA in connection with the conduct of their respective businesses, (ii) is a party to any Contract or other business arrangement with the Corporation or Glutino USA, or (iii) has any claim (including any claim for indemnification), cause of action or right accrued, contingent or otherwise, against the Corporation or Glutino USA.

4.32	Accounts and Records

The Corporation and each of Glutino USA has maintained up to and including the date hereof, accurate and complete books of account and financial records fairly and accurately reflecting in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the consolidated financial position of the Corporation and Glutino USA and (ii) all transactions of the Corporation and Glutino USA, including all transactions between the Corporation or Glutino USA, on the one hand, and the Vendor or its Affiliates on the other hand (except for certain payments to be made pursuant to the Ian’s Service Agreement), and such books of account and financial records have been maintained in accordance with GAAP consistently applied, and all such books and records shall remain with the Corporation and Glutino USA at the Closing.

4.33	Accounts Receivable

All the accounts receivable as shown on the books of the Corporation and each of Glutino USA on the date hereof are actual and bona fide receivables resulting from a sale to a customer and other receivables in the ordinary and usual conduct of the business of the Corporation and such Subsidiary (with terms of payment not more advantageous to the customers than those set forth on Schedule 4.33).  The reserve for bad debts in the Financial Statements and those reflected in the Estimated Working Capital Statement have been established in accordance with GAAP and any and all disputes with customers regarding accounts receivable, in the aggregate, do not exceed the reserves therefor.

4.34	Inventories

(a)
The inventories of the Corporation and Glutino USA of raw materials, work-in-progress and finished goods (“Inventory”) consist of first quality items which are of a quality useable and saleable in the ordinary course of business consistent with past practice, within delays and with gross profit margins materially consistent with the Corporation’s and Glutino USA’s past practice.  The code date or expiration date of all Inventory is greater than six (6) months from the date hereof.  The value of the Inventory as reflected in each of the Financial Statements and the Estimated Working Capital Statement has been determined at the lower of cost or net realizable value.  Manufactured finished goods include the cost of raw materials, direct labour and overhead costs.  Cost is determined by the first-in and first-out method and net realizable value.  All work in process and finished goods included in such Inventory have been produced, manufactured, packaged and labeled in compliance with the Corporation’s and Glutino USA’s applicable quality control procedures and the amount and mix of items in the Inventory is consistent with the Corporation’s and Glutino USA’s past practices.

(b)	All products manufactured directly by the Corporation and/or Glutino USA in accordance therewith contain less than 20 parts per million of gluten.

4.35	Personal Property

The machinery and equipment, rolling stock and other tangible movable or personal property owned or used by the Corporation and Glutino USA are in good operating condition, ordinary wear and tear excepted, subject to normal repairs in the ordinary course of business consistent with past practice, are adequate and sufficient to carry on the Corporation’s and Glutino USA’s business as presently conducted. Such tangible movable or personal property constitutes all of the tangible movable or personal property used in the conduct of the business of the Corporation and Glutino USA. Except as disclosed on Schedule 4.35, all such property is located at the Leasehold Premises.  Schedule 4.35 describes all tangible movable or personal property owned by, or an interest in which is claimed by, any other person or entity (whether a customer, supplier or other person or entity) for which the Corporation or Glutino USA are responsible and which are individually valued in excess of Twenty-Five Thousand Dollars ($25,000), and all such property is in the actual possession of the Corporation and/or Glutino USA, as the case may be, and is in such condition that, upon the return of such property in its present condition to its owner, neither the Corporation nor Glutino USA will incur any Liability to such owner.

4.36	Warranties and Product Liability

Attached as Schedule 4.36 hereto is a description of each express product and service warranty, if any, given by the Corporation or Glutino USA with respect to products and services sold by or rendered by or on behalf of the Corporation or Glutino USA during the past twelve (12) months and a true copy of each such warranty has been furnished or made available by the Vendor to the Purchaser prior to the date hereof. During such twelve (12) month period, there has been no change in the policies of the Corporation or Glutino USA relative to such warranties or returns and allowances, except as disclosed on such Schedule. Except as disclosed in Schedule 4.36, there are no pending, or to the knowledge of the Vendor, threatened Actions or other proceedings under any product and service warranty.  Within the last twelve (12) months, except for product warranty replacements and refunds arising in the ordinary course consistent with past practice, the Corporation and Glutino USA have not incurred any material Liability by reason of any express or implied warranty with respect to any product or service sold by or rendered by or on behalf of the Corporation or Glutino USA.  Except as disclosed on Schedule 4.36, there is no and there has not been during the past two (2) years any Action or other proceeding or investigation by or before any Governmental Authority pending or, to the knowledge of the Vendor, threatened against or involving the Corporation or Glutino USA relating to any product alleged to have been manufactured or sold by or rendered by or on behalf the Corporation or Glutino USA and alleged to have been defective, or improperly designed or manufactured, and, to the knowledge of the Vendor, there is not any basis for any such action, proceeding or investigation.

4.37	Return of Merchandise

Neither the Corporation nor Glutino USA have any merchandise in the possession of its customers on consignment or on a similar basis, except as disclosed in Schedule 4.37, which disclosure sets forth the identity of the parties and the amount and value of the merchandise subject to such consignment or similar arrangements and the terms thereof.  Except as disclosed in Schedule 4.37, during the past two (2) years, neither the Corporation nor Glutino USA has made or participated in any full or partial recall or stock recovery of any products manufactured or sold by or rendered by or on behalf of the Corporation or Glutino USA, whether on a voluntary basis or pursuant to a notice or request received from any Governmental Authority and has not received any written notices or other communication from any Governmental Authority relating to the possible recall or stock recovery of any products.  No such recall or stock recovery is being considered by the Corporation or Glutino USA, and to the knowledge of the Vendor,  no such recall or stock recovery is being considered or has been requested or ordered by any customers or  customer group.  Any full or partial recall or stock recovery disclosed in Schedule 4.37 has been conducted in accordance with applicable Law.

4.38	Purchase Orders and Customer Documents

Attached hereto on Schedule 4.38 is (a) a copy of each form of purchase order and other document used by the Corporation or Glutino USA in the conduct of their respective businesses during the past twelve (12) months (other than sales through glutenfree.com) which sets forth terms and conditions for the purchase of goods and services, and (b) each form of customer contract, quotation, order acknowledgment, invoice and other document used by the Corporation or Glutino USA in the conduct of their respective businesses during the past twelve (12) months which sets forth terms and conditions for the sale of merchandise.  No other forms of purchase order other than as set forth on Schedule 4.38 have been used by either the Corporation or Glutino USA in the conduct of their respective businesses during the past twelve (12) months.

4.39	No Power of Attorney

Neither the Corporation nor Glutino USA has given to any person, firm, corporation or other entity any power of attorney, whether limited or general, which is now or will be in effect, except powers of attorney (in customary form) given to customs brokers.

4.40	No Broker’s Fee

Neither the Corporation or Glutino USA, any of their respective Affiliates, nor any director, officer, employee or agent of the Corporation or any of its Affiliates has employed or has incurred any obligation or Liability for broker’s or finder’s fees or other payment with respect to the Agreement or the transactions contemplated hereby.

4.41	Commission Arrangements

Neither the Corporation nor Glutino USA is a party to any Contracts or other arrangements to pay commissions or other form of variable compensation based on sales, purchases or other transactions to any employees, third parties or persons other than those Contracts or other arrangements set forth on Schedule 4.41 annexed hereto.

4.42	Suppliers and Customers

(a)
Schedule 4.42 sets out the major customers and suppliers of both the Corporation and Glutino USA (being the ten (10) largest customers and suppliers of both the Corporation and Glutino USA in terms of volume sales and purchases, collectively) for the fiscal years 2009 and 2010 and for the last four fiscal quarters and sets out the approximate volume of sales and purchases.  No supplier or customer of the Corporation or Glutino USA listed on Schedule 4.42 has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Corporation or Glutino USA, as the case may be, or has during the last twelve (12) months decreased materially, or, to the knowledge of the Vendor, threatened to decrease or limit materially, its services, supplies or materials to the Corporation or Glutino USA.  To the knowledge of the Vendor, no customer or supplier listed in Schedule 4.42 intends to cease dealing with the Corporation or Glutino USA, or intends to alter in any material respect the amount of such customer’s or supplier’s dealings with the Corporation or Glutino USA.  To the knowledge of the Vendor (without inquiry), none of the co-packers listed in Schedule 4.42 and who are engaged in the production and manufacture of pretzels and other food products on behalf of the Corporation and/or Glutino USA, intends to alter in any material respect the amount of such person’s dealings with the Corporation and Glutino USA (subject to modification to price terms in the ordinary course of business consistent with past practice) as a result of the consummation of the transactions contemplated by this Agreement.  All deliveries of the Corporation’s and Glutino USA’s products to all customers of the Corporation and Glutino USA have complied in all material respects with the requirements of the relevant customers with respect to code dates or expiration dates.

(b)
For the past two (2) years, neither the Corporation or Glutino USA, nor any director, officer, employee or agent of the Corporation or Glutino USA, has made any contribution, gift, bribe, payoff, influence payment or kickback to any person, private or public, regardless of form, whether in money, property or services and that is or was illegal under applicable Law (a) to obtain favourable treatment in securing business, (b) to pay for favourable treatment for business secured or (c) to obtain special concessions, or for special concessions already obtained, with respect to any business.

4.43	Absence of Certain Changes or Events

Except as set forth on Schedule 4.43 and resulting from the Purchaser’s Pre-Acquisition Reorganization, from the date of the Most Recent Balance Sheet until the date hereof, the Corporation and each of Glutino USA has:

(a)
(a) conducted its business in the ordinary course of business in the manner in which such business has heretofore been conducted; (b) not incurred any Liability whatsoever, secured or unsecured, direct or indirect, other than current liabilities in the ordinary and usual course of its business consistent with past practice and which are not for borrowed money, none of which is material, or as otherwise disclosed on Schedule 4.43; (c) not entered into any Contracts whatsoever, other than in the ordinary and usual conduct and course of its business consistent with past practice; (d) not made or committed to make any capital expenditures in excess of an aggregate of Twenty-Five Thousand Dollars ($25,000), and (e) not amended nor terminated nor suffered the amendment nor termination of, nor given nor received any notice of any proposed amendment or termination of, any Corporation Contract other than an Excluded Contract;

(b)
without limiting the generality of subparagraph (a), not sold, leased, mortgaged or otherwise encumbered or suffered or permitted any Lien (other than Permitted Liens) on or disposed of any of its assets, whether voluntarily or by operation of Law, or committed to do any of the foregoing, except for the sale of products in the ordinary and usual conduct and course of its business consistent with past practice;

(c)
without limiting the generality of subparagraph (a), not amalgamated, merged or consolidated, nor entered into any Contract or agreement to amalgamate, merge or consolidate, with any person, nor purchased or agreed to purchase any or all or substantially all of the shares or assets of any person or entity, not made any loan of money to any person or entity, nor purchased or agreed to purchase, nor leased or agreed to lease, nor acquired or agreed to acquire, any additional assets, (or committed to do any of the foregoing) except for advances of funds in the usual course and conduct of its businesses consistent with past practice aggregating Twenty-Five Thousand Dollars ($25,000), Leases of equipment and purchases of materials and supplies for use in the ordinary and usual conduct and course of its business consistent with past practice;

(d)
except for (x) the Capitalization, (y) the Pre-Closing Rollover, and (z) the Purchaser’s Pre-Acquisition Reorganization, made no changes in its charter, by-laws or capital structure, nor issued, sold, pledged or disposed of and not agreed to issue, sell, pledge or dispose of any of its capital stock or other corporate securities, or committed to do any of the foregoing or split, combine, redeem or reclassify, or purchase or otherwise acquire any of its capital stock or other corporate securities;

(e)
without limiting the generality of subparagraph (a), not cancelled, waived or released or otherwise compromised any Indebtedness or claim or any right of significant nature (or committed to do any of the foregoing);

(f)	not suffered any damage, destruction or loss, whether or not covered by insurance, which is likely to materially and adversely affect its property, assets or business;

(g)
not incurred any Liabilities or expenses out of the ordinary course of business consistent with past practice or effected any material changes in the management or operation of its business (or committed to do any of the foregoing);

(h)
not changed in any material manner the terms of engagement (including those pertaining to the Corporation’s or Glutino USA’s obligations in respect of severance or retirement) nor increased the wages, salary, rate of bonus or commission or other basis of remuneration of any Employee, nor paid any bonus or similar payment (or committed to do any of the foregoing), other than as set forth on Schedule 4.26(a) annexed hereto;

(i)	not encountered any labour union organizing activity or had any actual or threatened employee strikes, work stoppages, slow downs or lockouts;

(j)	not adopted or amended any Benefit Plan (or committed to do any of the foregoing);

(k)	not adopted or changed any accounting methods, principles, practices or policies, nor varied any insurance coverage (or committed to do any of the foregoing);

(l)	not disposed of anything to a person with whom it was not dealing at arm’s length for proceeds of disposition less than the fair market value thereof;

(m)
without limiting the generality of subparagraph (a), not materially changed any of its business policies, including, without limitation, advertising, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition policies (or committed to do any of the foregoing);

(n)
without limiting the generality of subparagraph (a), not made or changed any Tax election, changed an annual accounting period, filed any Tax Return other than in accordance with past practice, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to the Corporation or Glutino USA, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Corporation or Glutino USA, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(o)
except for (x) the Capitalization, (y) the Pre-Closing Rollover, and (z) the Purchaser’s Pre-Acquisition Reorganization, not adopted a plan or agreement of complete or partial liquidation, arrangement, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(p)	not changed its fiscal year;

(q)	not settled or compromised any pending or threatened Action;

(r)
not failed to invoice its customers and collect its accounts receivable, pay its Taxes and other Liabilities when due and pay or perform its other material obligations when due, in each case in the usual course and conduct of its businesses consistent with past practice;

(s)	not entered into any Contract which purports to grant exclusive rights to any person;

(t)
not entered into any Contract that purports to limit, curtail or restrict the kinds of businesses in which it or its existing or future Affiliates may conduct their respective businesses, or the persons with whom it or its existing or future Affiliates can compete or to whom it or its existing or future Affiliates can sell products or deliver services;

(u)	not incurred or suffered to exist any Indebtedness except for working capital and capital expenditure borrowings in the usual course and conduct of its businesses consistent with past practice; and

(v)	not authorized, agreed resolved or consented to any of the foregoing.

4.44	Regulatory Matters

(a)
The Corporation and Glutino USA have complied in all material respects with all applicable requirements under the FDCA or similar applicable Laws with respect to each product that is manufactured, packaged, labeled, marketed, imported or exported, sold and/or distributed by the Corporation or Glutino USA (each such product, a “Corporation Product”) and that is subject to the Federal Food, Drug and Cosmetic Act (the “FDCA”) and regulations promulgated thereunder, or similar legal provisions in any domestic or foreign jurisdiction.

(b)
Except as disclosed in Schedule 4.44, during the past two (2) years, (i) neither the Vendor, the Corporation nor Glutino USA has received any written notice or other communication from the Food and Drug Administration (“FDA”) or any other Governmental Authority in any domestic or foreign jurisdiction alleging any violation of any Law by the Corporation or Glutino USA applicable to any Corporation Product, and (ii) no Governmental Authority in any domestic or foreign jurisdiction having legal responsibility for the regulation of the Corporation Products has served any written notice or similar written communication on the Corporation or Glutino USA stating that their businesses were or are in violation of any Law or were or are the subject of any pending or threatened Governmental Authority Action or other proceeding.

(c)
All manufacturing facilities at which Corporation Products are manufactured are, to the knowledge of the Vendor, being operated in compliance with the FDA’s current good manufacturing practice regulations and equivalent applicable Law, in each case as in effect as of the date hereof.

4.45	Environmental Representation

(a)
The Corporation and Glutino USA (i) are in compliance with all applicable Environmental Laws, and (ii) have obtained, and are in compliance with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (“Environmental Permits”), and have made all appropriate filings for issuance or renewal of such Environmental Permits.

(b)
There is no contamination of, and, since November 10, 2004, and to the knowledge of the Vendor, at any time prior to November 10, 2004, there have been no releases or, to the knowledge of the Vendor, threatened releases of Hazardous Materials at the Leasehold Premises; in each case, that (i) would require notification to Governmental Authorities, investigation and/or remediation pursuant to any Environmental Laws or (ii) would be reasonably likely to give rise to material Liabilities pursuant to any Environmental Laws.

(c)
Neither the Corporation nor Glutino USA have used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location in violation of any Environmental Laws.

(d)
The Vendor have delivered, or made available, to the Purchaser true and complete copies of any environmental site assessments, audits, reports, studies, analyses, tests, or monitoring in its possession or initiated by the Corporation or Glutino USA pertaining to Environmental Law and relating to the Leasehold Premises.

4.46	Capitalization and Pre-Closing Rollover

(a)	Prior to the Pre-Closing Rollover, Esarbee Investments Canada Ltd. has made a contribution to capital in the amounts set forth in Schedule 4.46 (the “Capitalization”).

(b)
The Pre-Closing Rollover has been effected immediately prior to the completion of the transactions contemplated by this Agreement.  The Vendor has provided to the Purchaser with true and correct copies of the documentation implementing the Pre-Closing Rollover.

4.47	Promotional Spending

During the period between March 31, 2011 and the Closing Date, the Corporation and Glutino USA have made expenditures on co-ops, displays and demonstrations and media and marketing in the ordinary course of business consistent with the Corporation’s business plan.

4.48	No Other Representations and Warranties

Except as expressly set forth in this Agreement, the Vendor makes no representation or warranty, express or implied, at law or in equity, in respect of the Purchased Shares, the Corporation, Glutino USA nor any of their respective assets, Liabilities or operations, and any such other representations, warranties or conditions are expressly disclaimed.  For certainty and without limiting the generality of the foregoing, the parties hereby agree to exclude altogether the effect of the legal warranty provided for by article 1716 of the Civil Code of Québec and that the Purchaser, except to the extent specifically set forth in this Article 4, is purchasing the Purchased Shares on an “as is”, “where is” basis, at its own risk and peril within the meaning of Article 1733 of the Civil Code of Québec.

4.49	Schedules

Any information listed or referred to in a particular Schedule hereto shall be deemed to be disclosed to the Purchaser for the purposes of the representations and warranties contained in this Article 4 to which they relate.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to and in favour of the Vendor as follows:

5.1	Incorporation and Capacity

The Purchaser is a corporation duly incorporated and organized under the Laws of Canada and has the requisite power and authority to consummate the transactions contemplated by the Agreements.

5.2	Authorization

(a)
The execution and delivery of the Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Purchaser and the Agreements constitute the valid and binding obligation of Purchaser. All persons who have executed or will execute the Agreements on behalf of the Purchaser have been or will be duly authorized to do so by all necessary corporate action of Purchaser.

(b)
All acts and other proceedings required to be taken by the Purchaser to authorize the execution, delivery and performance of the Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken and no other acts or proceedings on the part of the Purchaser are necessary to authorize the execution, delivery and performance of the Agreements executed and delivered by the Purchaser. This Agreement has been and all other Agreements to which the Purchaser is or will be a party shall be duly executed and delivered by the Purchaser and constitute the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency and other Laws affecting the rights of creditors generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

5.3	Effect of Agreement

The execution and delivery of the Agreements to which the Purchaser is a party by the Purchaser does not, and the consummation by the Purchaser of the transactions contemplated hereby and compliance with the terms hereof has not and will not, conflict with, or result in any violation or breach of any provision of, (i) any material Contract, agreement in principle, letter of intent or other similar instrument to which the Purchaser is a party, or (ii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser, and the execution and delivery of this Agreement by the Purchaser does not, and the consummation by the Purchaser of the transactions contemplated hereby in compliance with the terms hereof will not, conflict with, or result in any violation or breach of any provision of the corporate charter or by-laws of the Purchaser.

5.4	Competition Act

The Purchaser represents that no filing or notification is required under the Competition Act (Canada) in respect of the transaction contemplated herein.

5.5	Independent Investigation

The Purchaser has conducted its own independent investigation, review and analysis of the Corporation and Glutino USA, their assets, operations and business, which investigation, review and analysis was done by the Purchaser and its representatives.  The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Corporation and Glutino USA and their respective assets, operations and business for such purpose.  In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Vendor or their representatives (except the specific representations and warranties of the Vendor set forth in this Agreement and the other Agreements).  The Purchaser hereby acknowledges and agrees that other than the representations and warranties made in this Agreement, neither of the Vendor, the Corporation, Glutino USA, their respective Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Corporation, Glutino USA, the Purchased Shares, their assets, operations and business.

5.6	Investment Canada

The Purchaser shall file all necessary notices under the Act Respecting Investment in Canada following the Closing.

ARTICLE 6
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.1	Continuing Representations and Warranties

The representations and warranties made by the Vendor in this Agreement shall survive the completion of the transaction contemplated herein, and notwithstanding such completion or any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser for eighteen (18) months after the Closing Date, except for the representations and warranties set forth in (i) Sections 4.1 (Authority; No Conflicts), 4.3 (Title to Purchased Shares), 4.4 (Rights to Purchase Purchased Shares), 4.8 (Incorporation and Capacity), 4.9 (Authority), 4.12 (Authorized and Issued Stock), 4.13 (Rights to Purchase Purchased Shares) and 4.31 (Non-Arm’s Length Relationship), which shall survive indefinitely, (ii) Section 4.26 (Employment Matters), 4.27 (Benefit Plans) and Section 4.45 (Environmental), which shall survive for twenty-four (24) months following the Closing Date, and (iii) Sections 4.22 (Tax Returns), 4.23 (Tax) and 8.6 (Holdings in Smart Balance, Inc. and Purchaser) (collectively, the “Tax Representations”), which shall survive until three (3) months following the later of (i) the date upon which the Liability to which a claim may relate arising out of or otherwise in respect of any inaccuracy in or breach of any representation or warranty contained in the Tax Representations (the “Tax Claim”) is barred by all applicable prescription or statutes of limitation (after taking into account any extensions thereof, provided that the same have not been requested by Purchaser without Vendor’s approval subsequent to the date hereof) and (ii) the date upon which any claim for refund or credit related to such Tax Claim is barred by all applicable prescription or statutes of limitation, it being understood that after such periods, none of the parties shall have any further Liability hereunder with respect to such representations and warranties, except with respect to any claim for indemnification which has been made within such periods in accordance with the terms of this Agreement which shall survive until the final resolution thereof.

6.2	Survival of Covenants and Agreements

The covenants of the Vendor and the Purchaser shall survive the closing of the transactions contemplated hereby and continue in full force and effect without limitation of time, unless expressly specified hereunder.

ARTICLE 7
INDEMNIFICATION

7.1	Indemnification by the Vendor

The Vendor shall indemnify the Purchaser, the Corporation and Glutino USA, and their respective Affiliates and the respective officers, directors, employees or agents of each of them, without duplication, (the “Purchaser Indemnified Parties”) and save each of them harmless from and against any and all Losses suffered, sustained or incurred by the Purchaser Indemnified Parties resulting from, arising out of or relating to:

(a)	any inaccuracy, breach or falsity of any of the representations or warranties of the Vendor set forth in this Agreement;

(b)	from any inaccuracy, misrepresentation in or omission from any certificate, schedule or other document provided to the Purchaser by the Vendor pursuant to this Agreement; and

(c)	any failure of the Vendor to duly perform, observe or fulfill any term, provision, covenant or agreement contained in this Agreement to be performed or observed by the Vendor;

(d)
the Lien in respect of the instalment sale registered by KEC Investment Ltd. set forth in Schedule 4.20, provided however, that the Purchaser acknowledges that the Vendor disputes the existence and validity of such Lien, and that the Vendor shall have the right, in its sole discretion, to pay the amount stipulated in such Lien or to dispute and challenge, at its cost, the validity of same.

7.2	Limitation of Indemnification Obligations

(a)	The obligations of indemnification set out in Sections 7.1(a) and 7.1(b)shall be subject to the following limitations:

(i)
Subject to Section 7.2(b), the Vendor shall not be liable to indemnify the Purchaser Indemnified Parties for any individual Loss suffered, sustained or incurred by the Purchaser Indemnified Parties unless such Loss exceeds twelve thousand five hundred dollars ($12,500) (each, a “Material Loss”) and shall not be applicable until all Material Losses in the aggregate exceed six hundred and thirty five thousand dollars ($635,000) (the “Basket”), in which case the obligation of indemnification shall include all Losses in excess of such Basket;

(ii)	Subject to Section 7.2(b), the maximum liability of the Vendor shall be ten million dollars ($10,000,000) in the aggregate, and

(iii)
the Vendor shall not be liable for any Losses or Taxes suffered, sustained or incurred by the Purchaser Indemnified Parties resulting from, arising out of or relating to the Purchaser’s Pre-Acquisition Reorganization.

(b)
The foregoing limitations on the Vendor’s obligations of indemnification set out in Sections 7.2(a)(i) and 7.2(a)(ii) do not apply to any Loss resulting from, arising out of or relating to (i) any inaccuracy, breach or falsity of any of the representations and warranties set forth in any of the Tax Representations or any of Sections 4.1 (Authority; No Conflicts), 4.3 (Title to Purchased Shares), 4.4 (Rights to Purchase Purchased Shares), 4.12 (Authorized and Issued Stock), 4.13 (Rights to Purchase Purchased Shares), 4.19(c) (Capital Expenditures) and 4.20(b) (Capital Leases, Hedges and Credit Facilities) or (ii) any fraudulent, willful or intentional misrepresentation by the Vendor.

7.3	Losses Defined

(a)
Losses shall not include loss of potential profits, unless any Purchaser Indemnified Party is awarded such loss of potential profits by a court of competent jurisdiction, or punitive or aggravated damages, except if and to the extent any Purchaser Indemnified Party is required to pay punitive or aggravated damages in connection with any claim relating to a Third Party Claim.

(b)	Losses shall not include any costs, Taxes or expenses resulting from, arising out of or relating to the implementation of the Purchaser’s Pre-Acquisition Reorganization pursuant to Section 8.1.

(c)
The amount of any Loss subject to indemnification under this Article 7 and the Vendor’s obligation to pay a Tax Amount under Sections 8.2(d) and 8.3 shall be calculated net of any Tax Benefit actually realized by a Purchaser Indemnified Party on account of such Loss.  In connection with the Vendor’s obligation to make an indemnification payment under this Article 7 or to pay a Tax Amount under Section 8.3, the Purchaser Indemnified Party shall inform the Vendor in writing of the amount of any Tax Benefit that the Purchaser Indemnified Party expects actually to realize on account of the Loss or the Tax Amount that gave rise to the indemnification obligation, which amount shall reduce the amount of the Vendor’s indemnification payment.  In calculating the Tax Benefit, the Purchaser Indemnified Parties shall undertake commercially reasonable efforts to obtain a Tax Benefit, including without limitation, any deductions or relief from double taxation under any tax treaty.  To the extent the Purchaser Indemnified Party actually realizes a Tax Benefit that did not reduce the Vendor’s indemnification payment or payment of a Tax Amount in accordance with the foregoing, the Purchaser Indemnified Party shall promptly pay to the Vendor the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is actually realized by the Purchaser Indemnified Party.  For purposes of this Section 7.3(c), a “Tax Benefit” on account of a Loss includes any refund or credit of Taxes paid or reduction in the amount of Taxes that would not have been available to the Purchaser Indemnified Party in the absence of such Loss.

(d)
In calculating the amount of any Losses with respect to which any Purchaser Indemnified Party seeks indemnification hereunder, the amount of such Losses shall be reduced by all amounts actually recovered by the Purchaser under any Insurance policies maintained by the Corporation prior to the Closing with respect to such Losses (net of (x) any costs of collecting such recovery, including the amount of any co-payment or deductible).

(e)
No claim for indemnification may be made unless notice of the claim for indemnification is made prior to expiry of the applicable deadlines referred in this Agreement, in which case such claims shall survive until the final resolution thereof.

(f)
For purposes of calculating the amount of Losses to which the Purchaser Indemnified Parties are entitled under this Article 7, qualifications as to materiality (or any correlative term) set forth therein shall be disregarded.

7.4	Third Party Claim

(a)
Upon obtaining knowledge thereof Purchaser shall promptly notify the Vendor in writing of (a) any claim or demand; or (b) any assessment or reassessment Taxes, which the Purchaser has determined has given or could give rise to a right of indemnity from the Vendor under this Agreement. In the case of a Tax Reassessment, the Purchaser shall notify the Vendor thereof no later than ten (10) days following the receipt of same.  The failure by the Purchaser to give such notice (and within the required delay) shall not relieve the Vendor from any Liability they shall otherwise have pursuant to this Agreement except to the extent the Vendor is actually materially prejudiced by such failure of notice, including in the case of a Tax Reassessment, sufficient time to object to same.  If such claim or demand relates to a claim or demand asserted by a third party against the Purchaser or the Corporation or Glutino USA (“Third Party Claim”), the Vendor shall have the right to defend the same at its own cost and expense with counsel of its own selection (so long as such counsel is reasonably acceptable to the Purchaser) if within ten (10) days after receiving written notice from the Purchaser of the Third Party Claim, the Vendor delivers written notice to the Purchaser of its intention to assume and defend such Third Party Claims, provided that: (i) the Purchaser shall at all times have the right to fully participate in the defence with counsel of its choosing at its own expense; (ii) the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Purchaser or any of its Affiliates, including  the Corporation or Glutino USA; (iii) the Vendor acknowledges in writing its obligation to indemnify and hold the Purchaser Indemnified Parties harmless with respect to the Third Party Claim; and (iv) counsel chosen by the Vendor is satisfactory to the Purchaser, acting reasonably.

(b)
If such claim or demand relates to an assessment or reassessment of Taxes against the Purchaser or the Corporation or Glutino USA or any action by a Taxing Authority as a result of which Taxes are claimed against the foregoing (each a “Tax Reassessment”), the Vendor shall have the right to defend the same at its own cost and expense with counsel of its own selection (so long as such counsel is reasonably acceptable to the Purchaser) if within ten (10) days after receiving written notice from the Purchaser of the Tax Reassessment, the Vendor delivers written notice to the Purchaser of its intention to assume and defend such Tax Reassessment, provided that: (i) the Purchaser shall at all times have the right to fully participate in the defence with counsel of its choosing at its own expense; (ii) the Vendor acknowledges in writing its obligation to indemnify and hold the Purchaser Indemnified Parties harmless with respect to the Tax Reassessment; and (iii) counsel chosen by the Vendor is satisfactory to the Purchaser, acting reasonably.

7.5	Payment of Losses

If the Vendor and the Purchaser agree, within the fifteen (15) days after written notice thereof from the Purchaser to the Vendor (or mutually agreed upon extension thereof), to the validity and amount of the claim, the amount of the indemnification for any Losses which the Purchaser shall be entitled to receive pursuant to this Agreement shall be payable as soon as practicable from the Escrow Amount (and in any event within 5 Business Days) following such fifteen (15) day period.

7.6	Vendor’s Right to Settle

(a)
If the Vendor is not entitled to defend a Third Party Claim, or shall, within a maximum of ten (10) days (or any such shorter period stipulated in the Third Party Claim or otherwise necessary) after receiving written notice of the Third Party Claim, fail to defend a Third Party Claim, Purchaser shall have the right, but not the obligation, to undertake the defence of and to compromise or settle the Third Party Claim on behalf, for the account and at the risk and expense of the Vendor. In the event that the Vendor does defend a Third Party Claim, it will not be permitted to control the settlement of the Third Party Claim or enter into any settlement or consent to the entry of any judgment with respect to such claims without the prior written consent of the Purchaser, unless (i) the terms of the settlement require only the payment of monetary damages, do not require any Purchaser Indemnified Party to admit any wrongdoing or take or refrain from taking any action and do not impose any injunctive or equitable relief upon any Purchaser Indemnified Party; (ii) the full amount of the settlement is paid by the Vendor; (iii) all of the Purchaser Indemnified Parties receive, as part of the settlement, a legally binding and enforceable unconditional satisfaction or release, which is in form and substance reasonably satisfactory to Purchaser, providing that the Third Party Claim and any claimed Liability of each Purchaser Indemnified Party with respect to the claim is being fully satisfied because of the settlement and that such parties are being released from any and all obligations or Liabilities they may have with respect to the Third Party Claim; and (iv) the terms of the settlement do not otherwise restrict, limit or curtail, or purport to restrict, limit or curtail the business or operations of, any of the Purchaser Indemnified Parties.

(b)
If the Vendor is not entitled to defend a Tax Reassessment, or shall, within a maximum of ten (10) days after receiving written notice of the Tax Reassessment, fail to defend a Tax Reassessment, Purchaser shall have the right, but not the obligation, to undertake the defence of and to compromise or settle the Tax Reassessment on behalf, for the account and at the risk and expense of the Vendor. In the event that the Vendor does defend a Tax Reassessment, it shall have control over any settlement negotiations in respect of the Tax Reassessment and shall have discretion to enter into any settlement or consent to the entry of any judgment with respect to such Tax Reassessment, subject to the prior written consent of the Purchaser, which consent will not be unreasonably withheld, provided that (i) the full amount of the Taxes payable under the settlement shall be paid by the Vendor; and (ii) the settlement shall be entered into in a form and substance that is legally binding, enforceable and that precludes the Taxing Authority that issued the Tax Reassessment from issuing any further Tax Reassessments in respect of the taxation years that are the object of the settlement.

7.7	Purchase Price Adjustment

Any payment made under this Article 7 hereof shall represent an adjustment to the Purchase Price, and the parties agree to report such payments consistent with such treatment except to the extent required by applicable Law.

7.8	Purchaser’s Indemnity

The provisions of this Article 7 shall apply mutatis mutandis to any claim of the Vendor against the Purchaser pursuant to a representation or breach of warranty by the Purchaser.

ARTICLE 8
TAX MATTERS

8.1	Purchaser’s Pre-Acquisition Reorganization

(a)
At the request of the Purchaser prior to the date hereof, the Corporation and Glutino USA have effected the reorganization described in Schedule 8.1 annexed hereto (the “Purchaser’s Pre-Acquisition Reorganization”).

(b)	The Purchaser hereby agrees, confirms and accepts that:

(i)
the Vendor makes no representation or warranty, express or implied, at law or in equity, and assumes no obligations, responsibility or Liability whatsoever in respect of the Purchaser’s Pre-Acquisition Reorganization or the effects thereof;

(ii)	it has requested that the Vendor, the Corporation and Glutino USA carry out the Purchaser’s Pre-Acquisition Reorganization;

(iii)	the Purchaser’s Pre-Acquisition Reorganization has been carried out in accordance with the instructions of the Purchaser; and

(iv)
each and every representation and warranty of the Vendor in this Agreement is hereby deemed to be amended, revised and qualified by, as a result of, and giving effect to, the Purchaser’s Pre-Acquisition Reorganization.

8.2	Responsibility for Filing Tax Returns and Payment of Taxes

(a)
The Vendor shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for the Corporation and Glutino USA for the taxation year ended March 31, 2011.  Prior to filing any such Tax Return, the Vendor shall permit the Purchaser to review and comment on each such Tax Return.  Any and all costs and expenses associated with the preparation and filing of such Tax Returns shall be borne by the Vendor.  The Vendor shall be responsible for the timely payment of all Taxes with respect to such Tax Returns and the timely filing of such Tax Returns.

(b)
The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns (including for greater certainty, any tax election forms relating to the Purchaser’s Pre-Acquisition Reorganization) for the Corporation for any taxable period beginning after March 31, 2011 and ending on the Closing Date.  The Purchaser shall cause the Corporation to claim the maximum loss carry-overs, discretionary deductions and capital cost allowances permitted by applicable Laws (as well as, for greater certainty, all deductions permitted by applicable Laws in respect of the LTIPs Payments Amounts and the Ian’s Services Payments Amount) for such period and to carry-back any loss from such period to the taxation year of the Corporation ending on March 31, 2011.  Prior to filing any such Tax Returns (or any such tax election forms), the Purchaser shall permit the Vendor to review and comment on each such Tax Return.  Any and all costs and expenses associated with the preparation and filing of such Tax Returns shall be borne by the Purchaser.  The Purchaser shall be responsible for the timely payment of all Taxes with respect to such Tax Returns and the timely filing of such Tax Returns.

(c)
The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns required to be filed for Glutino USA for any taxable period beginning after March 31, 2011.  Prior to filing any such Tax Return, the Purchaser shall permit the Vendor to review and comment on each such Tax Return.  Any and all costs and expenses associated with the preparation and filing of such Tax Returns shall be borne by the Purchaser.  The Purchaser shall be responsible for the timely payment of all Taxes with respect to such Tax Returns and the timely filing of such Tax Returns.

(d)
The Purchaser and the Vendor agree that Taxes for the taxable period beginning after March 31, 2011 and ending on the Closing Date shall be calculated as if there was a deemed year end on the Closing (and without giving effect to the Purchaser’s Pre-Acquisition Reorganization) and that all refunds expected to be received (without giving effect to the Purchaser’s Pre-Acquisition Reorganization) attributable to such period or any prior periods by the Corporation as a result of all carry-overs permitted by applicable Laws, as well as the total amount of deductions permitted by applicable Laws in respect of the LTIPs Payments Amounts and the Ian’s Services Payments Amount, shall be included in the Working Capital Statement and shall be adjusted in favour of the Vendor as part of the Purchase Price, provided that the Corporation shall be entitled to retain such refund; and provided further that, if such refund is subsequently required to be repaid, the Vendor will promptly pay the amount of such refund, together with any interest due and owing thereon, to the Corporation, subject to any offset for a refund received by the Corporation in a subsequent period or any other Tax Benefit.

(e)
All Tax Returns prepared and filed pursuant to this Section 8.1 shall be prepared on a basis consistent with the past practices of the Corporation and Glutino USA, unless otherwise required by applicable Law.

8.3	Tax Dispute Resolution

(a)
If in connection with the preparation of any Tax Return for the Corporation or Glutino USA for any taxable period or portion thereof beginning after March 31, 2011 and ending on the Closing Date, the Purchaser determines that Taxes are payable by the Corporation and/or Glutino USA for such period (determined without regard to the Purchaser’s Pre-Acquisition Reorganization, as if there was a deemed year-end on Closing and using all available deductions, including all loss carry-overs, and including without limitation, all deductions in respect of the LTIPs Payments Amounts and the Ian’s Service Payments Amount), the Purchaser shall provide a written notice to the Vendor setting forth the amount of the Taxes payable (the “Tax Amount”) with respect to such period and attaching supporting documentation (a “Tax Dispute Notice”).

(b)
If the Vendor agrees with the Purchaser’s determination set forth in a Tax Dispute Notice, the Vendor shall pay the Tax Amount to the Purchaser within thirty (30) days following the date of delivery of the Tax Dispute Notice to the Vendor.

(c)
If the Vendor disputes the Purchaser’s determination of the Tax Amount, the Vendor shall give written notice (a “Tax Dispute Objection Notice”) to the Purchaser within thirty (30) days following the date of delivery of the Tax Dispute Notice to the Vendor.  A Tax Dispute Objection Notice shall set forth in reasonable detail the Vendor’s objections to the Purchaser’s calculation of the Tax Amount, and the Vendor’s proposal with respect to the calculation of the Tax Amount and the Vendor’s supporting calculations.  If the Vendor delivers a Tax Dispute Objection Notice, the Vendor and the Purchaser shall negotiate in good faith for a period not to exceed ten (10) Business Days to resolve any dispute.  If a dispute remains, the Vendor’s Auditors and the Purchaser’s Auditors shall submit the dispute to Deloitte & Touche or, if Deloitte & Touche is unavailable, an international accounting firm to be chosen jointly by the Vendor’s Auditors and the Purchaser’s Auditors.  The chosen independent accounting firm shall deliver to the Vendor and the Purchaser and their respective auditors, as promptly as practicable (but in no event later than fifteen (15) Business Days after its appointment), a written report setting forth its determination of the Tax Amount, if any.  Such determination by the independent accounting firm shall be final, binding and conclusive on the Vendor and the Purchaser, and the Vendor shall pay the Tax Amount, if any, to the Purchaser within ten (10) Business Days following the determination of the independent accounting firm.  The fees, costs and expenses of the independent accounting firm, including the costs relating to any negotiations with the independent accounting firm with respect to the terms and conditions of such firm’s engagement, will be paid by the Vendor if the independent accounting firm determines that the Vendor owes a Tax Amount, and by the Purchaser if the independent accounting firm determines that the Vendor owes no Tax Amount.

8.4	Cooperation on Tax Matters

The Purchaser, the Corporation and Glutino USA, and the Vendor shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 8.2 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, as well as causing the Corporation or Glutino USA to re-file any Tax Returns in order to claim additional deductions or credits that may arise as a result of such audit, litigation or proceeding; provided that the party seeking such cooperation shall be responsible for, and shall reimburse the other party, for all reasonable out-of-pocket expenses incurred in connection with such cooperation.  The Corporation and Glutino USA and the Vendor agree (i) to retain all books and records with respect to Tax matters pertinent to the Corporation and/or Glutino USA relating to any taxable period ending before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Vendor, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Corporation and Glutino USA or the Vendor, as the case may be, shall allow the other party to take possession of such books and records.

8.5	Transfer Taxes

All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement other than any and all costs, Taxes and expenses resulting from the implementation of the Purchaser’s Pre-Acquisition Reorganization pursuant to Section 8.1 (“Transfer Taxes”) shall be paid by the Vendor when due, and the Vendor will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

8.6	Holdings in Smart Balance, Inc. and Purchaser

The Vendor represents and warrants to the Purchaser that, as at the Closing Date, none of the Key Shareholders has any direct or indirect beneficial ownership of, or control over, any shares or debt or any other right to acquire shares or debt of Smart Balance, Inc. (except where such ownership, control or right is as a consequence of the holding or acquisition by the Key Shareholder of an interest in a widely-held mutual fund, private equity fund, hedge fund or any other pooled investment vehicle (each a “Pooled Fund”) over which it has no control), nor has any current intention to acquire such securities.  To the actual acknowledge of the Vendor (which for the purposes of this Section 8.6 shall not include any of the individuals identified in Section 1.2), without any inquiry, no Pooled Fund in which Key Shareholder has an interest holds any such securities.  Further, the Vendor covenants and agrees that, until the date that is two years from the Closing Date, it will not acquire and it will make reasonable efforts to ensure that none of the other Key Shareholders acquire (i) direct or indirect beneficial ownership of, or control over, any shares or debt or any other right to acquire shares or debt of the Purchaser or Smart Balance, Inc., or (ii) any property deriving its value primarily from such securities of the Purchaser, except where such acquisition is as a consequence of the holding or acquisition by it or any other Key Shareholder of an interest in a Pooled Fund over which it or the other Key Shareholder has no control.

ARTICLE 9
MISCELLANEOUS

9.1	Certain Post-Closing Arrangements

After Closing, the Vendor and the Purchaser shall respect the arrangements set forth in Schedule 9.1.

9.2	Deliveries at Closing

(a)	Contemporaneously with the execution hereof, the Vendor has delivered to the Purchaser, or the Vendor, the Purchaser and/or the Corporation have executed, as applicable:

(i)	stock certificates representing the Purchased Shares, endorsed in blank or accompanied by duly executed assignment documents;

(ii)	stock certificates or similar original documents evidencing ownership interests for Glutino USA;

(iii)
minute books, stock transfer books, stock register, corporate seal, financial records, the ledgers, account books, permits and licenses, policies of insurance and Tax returns of the Corporation and Glutino USA;

(iv)
resignation letters from each of the directors and officers of the Corporation and Glutino USA and the Corporation’s Subsidiaries created in connection with the Purchaser’s Pre-Acquisition Reorganization resigning as directors and/or officers, as the case may be, of the Corporation, Glutino USA and the Corporation’s other Subsidiaries;

(v)
evidence that signatories to each account, lock box and safe deposit box of the Corporation and Glutino USA have been changed in accordance with Purchaser’s instruction delivered to the Corporation prior to the date hereof, in each case, effective as of the Closing;

(vi)
payoff letters, in a form reasonably acceptable to the Purchaser, evidencing the extinguishment of the Indebtedness of the Corporation and Glutino USA outstanding at and as of the Closing (other than the Indebtedness reflected in the Estimated Net Cash Statement) effective as of the Closing Date and fully executed releases of any Liens related thereto, effective as of the Closing;

(vii)	Contract between Ian’s Natural Foods LLC and the Corporation for the production and manufacture of certain products for and on behalf of the Corporation and Glutino USA (“Ian’s Co-Packing Contract”);

(viii)	lease agreement renewal between the Corporation and Plats du Chef Inc. with regard to the premises located at 3970 Alfred Laliberté, Boisbriand, Québec (the “Boisbriand Lease”);

(ix)	termination agreement in respect of the Ian’s Service Agreement;

(x)	termination agreement in respect of the management agreement between Claridge Inc. and the Corporation;

(xi)	reciprocal indemnification agreement among the Corporation, Ian’s Natural Foods LLC and Plats du Chef Inc.; and

(xii)	Transition Agreement between Ian’s Natural Foods LLC, SB Glutino LP and Glutino USA.

(b)	Contemporaneously with the execution hereof, the Purchaser shall deliver to the Vendor the payments required by Section 3.1.

(c)
Contemporaneously with the execution hereof, the Vendor will deliver to the Purchaser and the Escrow Agent and the Purchaser shall deliver to the Vendor and the Escrow Agent the duly executed Escrow Agreement.

9.3	Non-Competition Agreements

Contemporaneously with the execution hereof, Esarbee Investments Canada Inc., Smart Balance, Inc., the Purchaser and the Corporation have entered into and delivered to the other parties thereto the Non-Competition Agreement.

9.4	Discharges

The Vendor shall, at its cost and expense, cause each of the Liens set forth in Schedule 4.20(b) to be released and discharged as of the Closing Date or as promptly as practical thereafter (but in no event later than ten (10) Business Days following the date hereof), discharged).

9.5	LTIPs Payments Amounts

(a)
On August 2, 2011, in anticipation of the completion of the transactions contemplated by this Agreement, the Corporation terminated the long term incentive plans for the individuals identified in Schedule 9.5, thereby realizing the amount payable to the said individuals under such plans.

(b)
The Purchaser covenants that upon receiving written instructions from the Vendor, which instructions will be provided not later than thirty (30) days following Closing, the Purchaser shall cause the Corporation to pay the amounts set forth in Schedule 9.5 (as adjusted in accordance with instructions from the Vendor to take into account any anticipated adjustments to the Estimated Purchase Price) that is due and payable to the person indicated on such Schedule (the “LTIPs Payments Amounts”).  In the absence of any such instructions from the Vendor prior to the expiry of such thirty (30) day period, the Purchaser shall have the right to cause the Corporation to make such payments in the absence of such instructions.

9.6	Ian’s Services Payments Amount

Prior to the Closing, the Corporation has paid all amounts payable to Ian’s Natural Foods, LLC under the Ian’s Services Agreement in the aggregate amount set forth in Schedule 9.6 (the “Ian’s Services Payments Amount”).

9.7	Extensions and Waivers

(a)	A party may, by written agreement:

(i)	extend the time for the performance of any of the obligations or other acts of the parties hereto;

(ii)	waive any inaccuracies in the warranties, representations, covenants or other undertakings contained in this Agreement or in any document delivered pursuant to this Agreement; or

(iii)
waive compliance with or modify any of the warranties, representations, covenants or other undertakings or other obligations contained in this Agreement or waive or modify the performance thereof by any of the parties hereto.

(b)
Any agreement on the part of a party for any such extension, modification or waiver shall be validly and sufficiently authorized for the purpose of this Agreement if given in writing appropriately signed by the party in whose favour such obligation, act, warranty, undertaking or representation enures. No other action, including but without limitation, any investigation, by or on behalf of a party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, undertaking or obligation contained herein or in any modification or amendment hereto.

(c)
Waiver of performance or satisfaction of timely performance or satisfaction of any condition, covenant, requirement, obligation or warranty by one party shall not be deemed to be a waiver of the performance or satisfaction of any other condition, covenant, requirement, obligation or warranty unless specifically consented to in writing.

9.8	Interest on Amounts Due

In the event that any amount payable by one party to the other pursuant to this Agreement is not paid when due, interest on such amount shall accrue at a rate of twelve percent (12%) per annum, compounded monthly, and shall be payable to such other party by the party in default irrespective of any rights or remedies available to such other party hereunder or in law.

9.9	Notices

Any notice or other communication permitted or required to be given hereunder by one party to the other shall be in writing and shall be delivered by hand or by courier service or by telecopier to the party entitled or required to receive the same, as follows:

(a)	if to Vendor:	Stepworth Holdings Inc.
1170 Peel Street, 7th Floor
Montreal, Quebec H3B 4P2
Attention: Zeno Santache
Fax : 514.878.5299

	Copy to:	Davies Ward Phillips & Vineberg LLP
1501 McGill College Avenue, 26th Floor
Montreal, Quebec, H3B 4W5

Attention: Brian G. Salpeter
Fax : (514) 841-6499

(b)	if to the Purchaser:	9249-2180 Quebec Inc.
c/o Smart Balance, Inc.
115 West Century Road, Suite 260
Paramus, NJ 07652

Attention: General Counsel

Fax : (201) 421-3988

	Copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004

Attention: Philip Richter
Fax : (212) 859-4000

Notice delivered as aforesaid shall be deemed received on the date of actual delivery thereof. Each party may change its address by notice delivered in like manner. Notices and other communications may be signed by any officer of any party hereto or by their respective legal counsel.

9.10	Expenses

The Vendor shall bear and pay when due all Transaction Expenses and the Vendor agrees and acknowledges that it has not charged any Transaction Expenses to the Corporation or Glutino USA. The Purchaser shall bear and pay all costs, expenses and fees incurred by it in connection with this Agreement, the transactions contemplated herein and all Purchaser’s Pre-Acquisition Reorganization Expenses.

9.11	Language

The parties hereto have required that the present Agreement and all deeds, documents or notices relating thereto be drafted in the English language; les parties aux présentes ont exigé que la présente convention et tout autre contrat, document ou avis afférent ou ancillaire aux présentes soient rédigés en anglais.

9.12	Counterparts

This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

9.13	Publicity

From and after the Closing, neither the Vendor nor Purchaser shall, nor shall any of their respective Affiliates, make or issue, or cause to be made or issued, any announcement, filing or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other party. This provision shall not apply, however, to any announcement, filing or written statement required to be made by applicable Law or the regulations of any Governmental Authority or any national securities exchange or stock market, except that the party required to make such announcement, filing or written statement shall consult to the extent practicable with the other party concerning the timing and content of such announcement, filing or statement before such announcement is made.

9.14	Release

Effective as of the Closing, the Vendor, on behalf of itself and its Affiliates (save and except for ongoing business in the ordinary course among Ian’s Natural Foods, LLC, Circle Foods, LLC and Les Plats du Chef Inc. and the Corporation, which are not subject to this Section) and each of its and their respective officers, directors, employees, agents, successors, members, shareholders and assigns (the “Releasing Parties”), hereby releases, acquits and forever discharges the Corporation, Glutino USA, and any and all of each of their successors and assigns, together with all their present and former directors and officers (in their capacity as a present or former director or officer of the Corporation or Glutino USA) for actions on or prior to the date hereof (the “Released Parties”), from any and all manner of claims, Actions, damages, demands and Liabilities (collectively, “Claims”), which the Releasing Party ever had, has or may have against any of the Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with the Corporation or Glutino USA, from the beginning of time to and including the Closing Date.  This release shall become effective only upon completion of the Closing and prior to such date shall have no force or effect and shall not be legally binding on the parties.  For greater certainty, the foregoing release shall not include any Claims arising under this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above stated.
STEPWORTH HOLDINGS INC.

By:	/s/ Gideon Pollack
Name: Gideon Pollack
Title: Authorized Representative

9249-2180 QUEBEC INC.

By:	/s/ Steven Hughes
Name: Steven Hughes
Title: Chief Executive Officer